  ____________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549
  ____________________________________________________________________________

                                   FORM 11-K




           (X)   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
           For the fiscal year ended December 31, 1994


                                       OR



           (  )  TRANSITION REPORT PURSUANT TO 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
           For the transition period from .......... to ..........




           Commission file number 1-4879



                     DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN
                     -----------------------------------------
                            (Full title of the plan)





Diebold, Incorporated         P.O. Box 8230         Canton, Ohio 44711-8230
- ---------------------------------------------------------------------------

(Name of issuer of the securities held by the plan and the address of its principal executive office)

                              REQUIRED INFORMATION



Audited plan financial statements and schedules prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith in lieu of the requirements of an audited statement of financial condition and statement of income and changes in plan equity.




Financial Statements and Exhibits
- ---------------------------------

A) The following financial statements and schedules are filed as part of this annual report:

     1) Statements of Assets Available for Plan Benefits - December 31, 1994 and 1993

     2) Statements of Changes in Assets Available for Plan Benefits - Years Ended December 31, 1994 and 1993

     3)     Notes to Financial Statements - December 31, 1994 and 1993

     4) Schedule 1 - Item 27 a - Schedule of Assets Held for Investment Purposes - December 31, 1994

     5) Schedule 2 - Item 27 d - Schedule of Reportable Transactions - Year Ended December 31, 1994



B)   The following exhibit is filed as part of this annual report:

       23.  Consent of Independent Auditors

                          INDEPENDENT AUDITORS' REPORT



The Plan Administrator and Participants
Diebold, Incorporated 401(k) Savings Plan


We have audited the accompanying statements of assets available for plan benefits of Diebold, Incorporated 401(k) Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for plan benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1994 and 1993, and the changes in those assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements of the Diebold, Incorporated 401(k) Savings Plan taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP
Cleveland, Ohio
June 2, 1995

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                STATEMENT OF ASSETS AVAILABLE FOR PLAN BENEFITS
                               DECEMBER 31, 1994






                                   MANAGED      COMPANY      GROWTH     EQUITY                 INVESTMENT RETIREMENT    TOTAL
                                   INCOME        STOCK       COMPANY    INDEX       BALANCED   GRADE BOND GOVERNMENT     ALL
                                  PORTFOLIO      FUND         FUND     PORTFOLIO      FUND        FUND       FUND       FUNDS
                                 ----------   -----------  ----------  ----------  ----------  ----------  --------  -----------

Assets:
Investments, at current value -
Guaranteed Investment Contracts -
   Fidelity Managed Income
    Portfolio                    $4,351,822   $         -  $        -  $        -  $        -   $       -  $      -  $ 4,351,822

Equities -
   Diebold, Incorporated
    Common Shares                         -    20,553,494           -           -           -           -         -   20,553,494

Mutual funds -
   Fidelity Mutual Funds                  -             -   7,639,710   4,538,260   5,225,403   3,209,698         -   20,613,071

Short term investments -
   Fidelity Retirement
     Government Money Market              -             -           -           -           -           -   844,894      844,894
   Victory Prime Obligations
     Money Market                        90       631,909      47,013      45,331          67          46         -      724,456
                                 ----------   -----------  ----------  ----------  ----------  ----------  --------  -----------

   Total investments              4,351,912    21,185,403   7,686,723   4,583,591   5,225,470   3,209,744   844,894   47,087,737


Accrued income                       21,398         1,537         181      47,965         120      19,290     3,719       94,210
                                 ----------   -----------  ----------  ----------  ----------  ----------  --------  -----------

   Assets available for
     plan benefits:              $4,373,310   $21,186,940  $7,686,904  $4,631,556  $5,225,590  $3,229,034  $848,613  $47,181,947
                                 ==========   ===========  ==========  ==========  ==========  ==========  ========  ===========





See accompanying notes to financial statements.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                STATEMENT OF ASSETS AVAILABLE FOR PLAN BENEFITS
                               DECEMBER 31, 1993





                                      MANAGED      COMPANY    GROWTH       EQUITY               INVESTMENT  RETIREMENT     TOTAL
                                      INCOME        STOCK     COMPANY      INDEX      BALANCED   GRADE BOND GOVERNMENT      ALL
                                     PORTFOLIO      FUND        FUND      PORTFOLIO     FUND        FUND       FUND        FUNDS
                                    ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------
Assets:
Investments, at current value -
 Guaranteed Investment Contracts -
   Fidelity Managed Income
      Portfolio                     $3,483,654  $        --  $       --  $       --  $       --  $       --  $     --  $ 3,483,654


 Equities -
   Diebold, Incorporated
    Common Shares                           --   13,835,750          --          --          --          --        --   13,835,750

 Mutual funds -
   Fidelity Mutual Funds                    --           --   5,622,354   3,929,078   3,711,571   2,780,010        --   16,043,013

 Short term investments -
   Fidelity Retirement
    Government Money Market                 --           --          --          --          --          --   763,525      763,525
   Emblem Prime Obligations N/D             73      252,431          76      49,527          98          46        --      302,251
                                    ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------
   Total investments                 3,483,727   14,088,181   5,622,430   3,978,605   3,711,669   2,780,056   763,525   34,428,193


Accrued income                          16,185          234      21,596           8           1      15,229     1,819       55,072

Other receivables                           --           --      82,000          --      57,900      41,000        --      180,900
                                    ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------

   Assets available for
      plan benefits:                $3,499,912  $14,088,415  $5,726,026  $3,978,613  $3,769,570  $2,836,285  $765,344  $34,664,165
                                    ==========  ===========  ==========  ==========  ==========  ==========  ========  ===========





See accompanying notes to financial statements.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           STATEMENT OF CHANGES IN ASSETS AVAILABLE FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1994





                          MANAGED       COMPANY      GROWTH       EQUITY                  INVESTMENT  RETIREMENT     TOTAL
                          INCOME         STOCK       COMPANY      INDEX        BALANCED   GRADE BOND  GOVERNMENT      ALL
                         PORTFOLIO       FUND         FUND       PORTFOLIO       FUND         FUND        FUND       FUNDS
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
Additions:
 Contributions
   Participant          $   703,689  $  2,164,910  $ 2,117,497  $ 1,064,292  $ 1,504,158  $   908,210  $ 223,594  $  8,686,350
   Employer                  94,488     4,048,516      243,567      131,397      183,286      114,522     29,652     4,845,428
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
                            798,177     6,213,426    2,361,064    1,195,689    1,687,444    1,022,732    253,246    13,531,778
Investment income/(loss):
 Registered Investment
   Funds                    214,214         9,812      272,972      135,774      147,185      255,956     29,962     1,065,875
 Dividends                       --       377,798           --           --           --           --         --       377,798
 Net appreciation
  (depreciation) in the
  fair value of
  investments                    --       244,411     (425,927)     (97,515)    (385,121)    (418,367)        --    (1,082,519)
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
                            214,214       632,021     (152,955)      38,259     (237,936)    (162,411)    29,962       361,154
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
   Total additions, net   1,012,391     6,845,447    2,208,109    1,233,948    1,449,508      860,321    283,208    13,892,932


Deductions:
 Withdrawals               (208,301)     (574,519)    (226,435)     (92,680)    (142,704)    (109,238)   (21,273)   (1,375,150)
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
   Excess of additions
    over deductions         804,090     6,270,928    1,981,674    1,141,268    1,306,804      751,083    261,935    12,517,782



Transfers between funds      69,308       827,597      (20,796)    (488,325)     149,216     (358,334)  (178,666)           --


Assets available for
plan benefits:
 Beginning of year        3,499,912    14,088,415    5,726,026    3,978,613    3,769,570    2,836,285    765,344    34,664,165
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------

 End of year            $ 4,373,310  $ 21,186,940  $ 7,686,904  $ 4,631,556  $ 5,225,590  $ 3,229,034  $ 848,613  $ 47,181,947
                        ===========  ============  ===========  ===========  ===========  ===========  =========  ============





See accompanying notes to financial statements.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           STATEMENT OF CHANGES IN ASSETS AVAILABLE FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1993

                          MANAGED      COMPANY       GROWTH      EQUITY                   INVESTMENT  RETIREMENT     TOTAL
                          INCOME        STOCK       COMPANY       INDEX        BALANCED   GRADE BOND  GOVERNMENT      ALL
                         PORTFOLIO       FUND         FUND       PORTFOLIO       FUND         FUND        FUND       FUNDS
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
Additions:
 Contributions
   Participant          $   710,918   $ 1,365,784  $ 1,627,297   $1,073,801   $1,105,663  $   836,821  $ 265,948   $ 6,986,232
   Employer                 113,021     2,751,557      211,508      148,824      142,035      114,805     38,234     3,519,984
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
                            823,939     4,117,341    1,838,805    1,222,625    1,247,698      951,626    304,182    10,506,216
Investment income/(loss):
 Registered Investment
   Funds                    181,391         3,259      539,166      144,892      277,978      164,853     19,342     1,330,881

 Dividends                       --       230,566            3           --            1           --         --       230,570
 Net appreciation in
   the fair value of
   investments                    2     3,789,582      151,901      176,958      155,304      159,945         --     4,433,692
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
                            181,393     4,023,407      691,070      321,850      433,283      324,798     19,342     5,995,143
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
   Total additions, net   1,005,332     8,140,748    2,529,875    1,544,475    1,680,981    1,276,424    323,524    16,501,359


Deductions:
 Withdrawals               (168,335)     (287,132)    (111,798)    (115,477)     (53,445)     (82,722)   (34,549)     (853,458)
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
   Excess of additions
    over deductions         836,997     7,853,616    2,418,077    1,428,998    1,627,536    1,193,702    288,975     15,647,901


Transfers between funds    (165,084)      296,674      105,272     (353,460)     283,467      (32,616)  (134,253)           --


Assets available for
plan benefits:
 Beginning of year        2,827,999     5,938,125    3,202,677    2,903,075    1,858,567    1,675,199    610,622    19,016,264
                        -----------  ------------  -----------  -----------  -----------  -----------  ---------  ------------
 End of year            $ 3,499,912  $ 14,088,415  $ 5,726,026  $ 3,978,613  $ 3,769,570  $ 2,836,285  $ 765,344  $ 34,664,165
                        ===========  ============  ===========  ===========  ===========  ===========  =========  ============





See accompanying notes to financial statements.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993


(1)  DESCRIPTION OF THE PLAN
     -----------------------
     The following brief description of the Diebold, Incorporated 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     (a) GENERAL
         -------
         The Board of Directors of Diebold, Incorporated (the "Employer") established this defined contribution plan effective as of April 1, 1990. The Plan covers all non-bargaining unit employees of the Employer and affiliates who have completed ninety days of employment. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b) CONTRIBUTIONS
         -------------
         For the years ended December 31, 1994 and 1993, the Plan allowed each participant to contribute from one to ten percent (in one percent increments) of pre-tax compensation, but not in excess of the maximum amount permitted by the Internal Revenue Code of 1986.

         The Employer contributed as a Basic Matching Contribution an amount equal to sixty cents for each dollar of a participant's pre-tax contributions during each payroll period up to three percent in 1994 and up to three percent in 1993 respectively, of the participant's compensation in such payroll period and thirty cents for each dollar of a participant's pre-tax contributions on the next three percent in 1994 and 1993 respectively, of the participant's compensation in such payroll period.

         At the end of any Plan Year, the Employer, at its discretion, may determine that an Additional Matching contribution be made for the next succeeding Plan year. The amount of any Additional Matching Contribution shall be determined solely by action of the Board of Directors. An Additional Matching Contribution was made in 1994 such that the total matching contribution (including the Basic Matching Contribution) was eighty cents for each dollar of a participant's pre-tax contributions during each payroll period up to four percent in 1994 and up to three percent in 1993 respectively, of the participant's compensation in such payroll period and forty cents for each dollar of a participant's pre-tax contributions on the next four percent in 1994 and the next three percent in 1993 respectively, of the participant's compensation in such payroll period.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

                                  (continued)



     (c) PARTICIPANTS' ACCOUNTS
         ----------------------
         As of January 1, 1992, the Employer, as the plan administrator for the Plan, established two separate accounts for each participant, a Regular Account and a Retiree Medical Funding Account. All participant contributions are deposited into the Regular Account.
         Each participant may direct that his or her contributions to the Regular Account be invested in the Managed Income Portfolio, the Company Stock Fund, the Growth Company Fund, the Equity Index Portfolio, the Balanced Fund, the Investment Grade Bond Fund, the Retirement Government Fund, or any combination thereof with the minimum investment in any fund/portfolio of ten percent.

         For 1994 and 1993, the Employer's Basic Matching Contribution was divided between the Regular Account and the Retiree Medical Funding Account. The portion of the Employer's Basic Matching Contribution which was equal to thirty cents for each dollar contributed by a participant up to four percent in 1994 and three percent in 1993 of the participant's compensation in such payroll period was deposited in the Retiree Medical Funding Account. These Employer contributions were invested in the above named funds and/or portfolios according to the participant's direction. In 1994 and 1993, respectively, the additional fifty cents for each dollar of participant's pre-tax contribution on the first four percent in 1994 and three percent in 1993 of pay was deposited in the Regular Account and was invested in the Company Stock Fund.

     (d) VESTING
         -------
         A participant's pre-tax contribution and earnings and the Employer's pre-tax contributions and earnings are immediately vested and nonforfeitable.

     (e) DISTRIBUTION OF BENEFITS
         ------------------------
         Upon termination of service with the Employer or affiliate, a participant shall receive his or her total account balance in a lump sum payment if such total account balance does not exceed $3,500. Otherwise, the participant may elect to receive his or her total account balance in a lump sum payment upon termination or defer receipt until retirement date.

         A participant entitled to a distribution during the years ended December 31, 1994 and 1993, received cash for his or her lump sum distribution, except for funds in the Company Stock Fund for which an election of cash or Diebold, Incorporated Common Shares was made.

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

                                  (continued)

     (f) WITHDRAWALS
         -----------
         A financial hardship provision is available enabling a participant to withdraw an amount to cover an immediate and heavy financial need.

     (g) EXPENSES
         --------
         All costs and expenses incident to the administration of the Plan and the management of the trust fund are paid by the Plan administrator.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------
     (a) BASIS OF PRESENTATION
         ---------------------
         The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

     (b) INVESTMENTS
         -----------
         All investments are stated at current quoted market value as of the last business day of the plan year. All purchases and sales transactions are recorded on a trade date basis.

     (c) RECLASSIFICATIONS
         -----------------
         Certain reclassifications have been made to the prior period financial statements to conform to the 1994 presentation.

(3)  FEDERAL INCOME TAXES
     --------------------
     On November 19, 1992, the Plan received a determination letter from the Internal Revenue Service that the Plan qualified under the provisions of
     Section 401(a) and 401(k) of the Internal Revenue Code and that the trust was exempt from federal income taxes under Section 501(c). The plan administrator believes that the Plan continues to qualify under the provisions of Section 401(a) and 401(k) and that the trust is exempt from federal income taxes.

(4)  PLAN TERMINATION
     ----------------
     Although it has not expressed any intent to do so, the Employer reserves the right at any time, by action of its Board of Directors, to terminate the Plan or discontinue contributions thereto.

                                                                      SCHEDULE 1

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
          ITEM 27 a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1994




                                                                                                     CURRENT
                                                                                 COST                 VALUE
                                                                             -----------            ----------
Guaranteed Investment Contracts -
   Fidelity Managed Income Portfolio (4,351,822.09 units)                    $ 4,351,822            $ 4,351,822

Equities -
   Diebold, Incorporated Common Shares (499,781 shares)                       15,374,437             20,553,494

Mutual funds -
   Fidelity Growth Company Fund (280,253.477 units)                            7,772,878              7,639,710
   Fidelity Equity Index Portfolio (268,377.313 units)                         4,353,189              4,538,260
   Fidelity Balanced Fund (425,175.15 units)                                   5,459,355              5,225,403
   Fidelity Investment Grade Bond Fund (468,569.106 units)                     3,432,910              3,209,698


Short term investments -
   Fidelity Retirement Government
      Money Market (844,893.5 units)                                             844,894                844,894
   Victory Prime Obligations Money Market (724,456.72 units)                     724,457                724,456
                                                                             -----------            -----------


Total investments                                                            $42,313,942            $47,087,737
                                                                             ===========            ===========





See accompanying independent auditor's report.

                                                                      SCHEDULE 2

                   DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                ITEM 27 d - SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1994





Reportable transactions for the year ended December 31, 1994 as reported by the Plan's trustee, Society National Bank, are listed on the subsequent pages as follows:




                            FUND                                        PAGES
               --------------------------------------                   -----
               Managed Income Portfolio                                  13 - 17
               Company Stock Fund                                        18 - 24
               Growth Company Fund                                       25 - 30
               Equity Index Portfolio                                    31 - 36
               Balanced Fund                                             37 - 42
               Investment Grade Bond Fund                                43 - 48
               Retirement Government Fund                                49 - 52





     See accompanying independent auditor's report.

06967-026
PAGE 42
DIEBOLD INC SAL 401K- MNGD INC FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,483,726.76
                      ************************************

TRADE       SHARES/     PURCHASE/      UNIT            TRANSACTION        PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE     SALE         PRICE             EXPENSE             PROCEEDS             COST
           FIDELITY MANAGED INCOME PORTFOLIO
           ---------------------------------

01/10/94      16,183 REINVESTED        0.00                  0.00           -16,182.62          16,182.62
 1/14/94      72,000 PURCHASED         1.00                  0.00           -72,000.00          72,000.00
 1/27/94      37,700 PURCHASED         1.00                  0.00           -37,700.00          37,700.00
02/08/94      16,070 REINVESTED        0.00                  0.00           -16,070.47          16,070.47
 2/14/94      17,800 PURCHASED         1.00                  0.00           -17,800.00          17,800.00
 2/25/94      33,300 PURCHASED         1.00                  0.00           -33,300.00          33,300.00
03/09/94      15,350 REINVESTED        0.00                  0.00           -15,350.20          15,350.20
 3/14/94      38,100 PURCHASED         1.00                  0.00           -38,100.00          38,100.00
 3/31/94      32,500 PURCHASED         1.00                  0.00           -32,500.00          32,500.00
 4/28/94      25,000 PURCHASED         1.00                  0.00           -25,000.00          25,000.00
05/02/94      17,525 REINVESTED        0.00                  0.00           -17,524.66          17,524.66
05/06/94      16,969 REINVESTED        0.00                  0.00           -16,969.15          16,969.15
 5/12/94     268,700 SOLD              1.00                  0.00           268,700.00         268,700.00
 6/ 2/94      27,500 PURCHASED         1.00                  0.00           -27,500.00          27,500.00
06/07/94      17,334 REINVESTED        0.00                  0.00           -17,334.23          17,334.23
 6/14/94      24,700 PURCHASED         1.00                  0.00           -24,700.00          24,700.00
 6/30/94      39,200 PURCHASED         1.00                  0.00           -39,200.00          39,200.00
07/07/94      16,536 REINVESTED        0.00                  0.00           -16,536.04          16,536.04
08/04/94      17,467 REINVESTED        0.00                  0.00           -17,466.57          17,466.57
 8/ 5/94     109,500 PURCHASED         1.00                  0.00          -109,500.00         109,500.00
 8/10/94       5,600 PURCHASED         1.00                  0.00            -5,600.00           5,600.00
 8/15/94      26,200 PURCHASED         1.00                  0.00           -26,200.00          26,200.00
 8/29/94      27,500 PURCHASED         1.00                  0.00           -27,500.00          27,500.00
09/08/94      18,243 REINVESTED        0.00                  0.00           -18,242.80          18,242.80
 9/16/94      25,200 PURCHASED         1.00                  0.00           -25,200.00          25,200.00
10/ 3/94      31,400 PURCHASED         1.00                  0.00           -31,400.00          31,400.00
10/07/94      18,174 REINVESTED        0.00                  0.00           -18,174.42          18,174.42
11/ 8/94     235,900 PURCHASED         1.00                  0.00          -235,900.00         235,900.00
11/22/94      19,140 REINVESTED        0.00                  0.00           -19,140.34          19,140.34
11/30/94      59,250 PURCHASED         1.00                  0.00           -59,250.00          59,250.00

06967-026
PAGE 43
DIEBOLD INC SAL 401K- MNGD INC FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,483,726.76
                      ************************************

TRADE       SHARES/     PURCHASE/     UNIT              TRANSACTION      PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE     SALE        PRICE               EXPENSE           PROCEEDS             COST

12/08/94     19,526 REINVESTED        0.00                 0.00           -19,526.36           19,526.36
12/27/94     30,000 PURCHASED         1.00                 0.00           -30,000.00           30,000.00
12/29/94     30,000 PURCHASED         1.00                 0.00           -30,000.00           30,000.00

            TOTAL                                          0.00         1,405,567.86        1,405,567.86

             SOCIETY PRIME OBLIGATIONS N/D
             -----------------------------

 1/ 4/94          2 PURCHASED         1.00                 0.00                -1.75                1.75
 1/10/94         59 PURCHASED         1.00                 0.00               -58.93               58.93
 1/13/94     40,986 PURCHASED         1.00                 0.00           -40,985.73           40,985.73
 1/14/94     30,980 PURCHASED         1.00                 0.00           -30,979.91           30,979.91
 1/18/94     72,000 SOLD              1.00                 0.00            72,000.00           72,000.00
 1/24/94         60 PURCHASED         1.00                 0.00               -60.26               60.26
 1/28/94        146 SOLD              1.00                 0.00               145.52              145.52
 2/ 2/94         26 PURCHASED         1.00                 0.00               -26.28               26.28
 2/ 4/94         62 PURCHASED         1.00                 0.00               -61.75               61.75
 2/10/94        102 SOLD              1.00                 0.00               101.62              101.62
 2/14/94     21,176 PURCHASED         1.00                 0.00           -21,176.03           21,176.03
 2/15/94     17,800 SOLD              1.00                 0.00            17,800.00           17,800.00
 2/18/94         57 PURCHASED         1.00                 0.00               -56.97               56.97
 2/22/94        614 SOLD              1.00                 0.00               613.99              613.99
 2/25/94     30,571 PURCHASED         1.00                 0.00           -30,571.33           30,571.33
 2/25/94     33,300 SOLD              1.00                 0.00            33,300.00           33,300.00
 3/ 2/94      8,038 PURCHASED         1.00                 0.00            -8,038.06            8,038.06
 3/ 8/94         56 PURCHASED         1.00                 0.00               -55.81               55.81
 3/15/94      8,108 SOLD              1.00                 0.00             8,108.17            8,108.17
 3/18/94         48 PURCHASED         1.00                 0.00               -48.40               48.40
 3/31/94         65 PURCHASED         1.00                 0.00               -64.50               64.50
 4/ 4/94         92 SOLD              1.00                 0.00                92.20               92.20
 4/15/94     25,718 PURCHASED         1.00                 0.00           -25,718.22           25,718.22
 4/18/94      2,673 SOLD              1.00                 0.00             2,673.06            2,673.06
 4/28/94     25,000 SOLD              1.00                 0.00            25,000.00           25,000.00


           -14-

06967-026
PAGE 44
DIEBOLD INC SAL 401K- MNGD INC FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,483,726.76
                      ***********************************

TRADE       SHARES/     PURCHASE/        UNIT            TRANSACTION        PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE     SALE           PRICE             EXPENSE             PROCEEDS             COST
4/28/94         28,176 PURCHASED         1.00                 0.00           -28,175.51           28,175.51
4/29/94             61 PURCHASED         1.00                 0.00               -61.49               61.49
5/ 3/94             36 PURCHASED         1.00                 0.00               -35.55               35.55
5/11/94         25,149 PURCHASED         1.00                 0.00           -25,149.47           25,149.47
5/12/94         51,564 SOLD              1.00                 0.00            51,563.92           51,563.92
5/17/94            101 PURCHASED         1.00                 0.00              -100.57              100.57
5/20/94          1,574 PURCHASED         1.00                 0.00            -1,573.84            1,573.84
5/24/94          1,473 SOLD              1.00                 0.00             1,473.09            1,473.09
5/27/94             70 PURCHASED         1.00                 0.00               -70.10               70.10
6/ 1/94         27,258 PURCHASED         1.00                 0.00           -27,258.20           27,258.20
6/ 2/94             31 PURCHASED         1.00                 0.00               -31.11               31.11
6/ 2/94         27,500 SOLD              1.00                 0.00            27,500.00           27,500.00
6/10/94             32 PURCHASED         1.00                 0.00               -32.02               32.02
6/14/94         24,666 PURCHASED         1.00                 0.00           -24,665.53           24,665.53
6/14/94         24,700 SOLD              1.00                 0.00            24,700.00           24,700.00
6/22/94         10,578 PURCHASED         1.00                 0.00           -10,577.99           10,577.99
6/23/94             33 PURCHASED         1.00                 0.00               -32.84               32.84
6/30/94         28,562 PURCHASED         1.00                 0.00           -28,561.72           28,561.72
7/ 1/94         39,200 SOLD              1.00                 0.00            39,200.00           39,200.00
7/ 5/94             16 PURCHASED         1.00                 0.00               -16.13               16.13
7/ 6/94             72 PURCHASED         1.00                 0.00               -72.20               72.20
7/ 7/94             28 PURCHASED         1.00                 0.00               -28.36               28.36
7/14/94          3,461 PURCHASED         1.00                 0.00            -3,461.25            3,461.25
7/15/94         26,867 PURCHASED         1.00                 0.00           -26,867.37           26,867.37
7/22/94          2,372 PURCHASED         1.00                 0.00            -2,371.54            2,371.54
7/25/94             78 PURCHASED         1.00                 0.00               -77.62               77.62
7/29/94         28,521 PURCHASED         1.00                 0.00           -28,520.87           28,520.87
8/ 2/94             69 PURCHASED         1.00                 0.00               -68.97               68.97
8/ 3/94         76,873 PURCHASED         1.00                 0.00           -76,873.09           76,873.09
8/ 4/94          7,625 PURCHASED         1.00                 0.00            -7,625.14            7,625.14
8/ 5/94         36,380 SOLD              1.00                 0.00            36,380.43           36,380.43
8/ 5/94        109,500 SOLD              1.00                 0.00           109,500.00          109,500.00
8/ 8/94          5,513 PURCHASED         1.00                 0.00            -5,513.23            5,513.23





                                     -15-

06967-026
PAGE 45
DIEBOLD INC SAL 401K- MNGD INC FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,483,726.76
                      ************************************

TRADE       SHARES/      PURCHASE/       UNIT               TRANSACTION     PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE      SALE          PRICE                EXPENSE          PROCEEDS             COST

 8/11/94         5,600 SOLD               1.00                  0.00             5,600.00           5,600.00
 8/16/94            43 SOLD               1.00                  0.00                43.13              43.13
 8/23/94            20 PURCHASED          1.00                  0.00               -19.88              19.88
 8/29/94        27,484 PURCHASED          1.00                  0.00           -27,484.15          27,484.15
 8/29/94        27,500 SOLD               1.00                  0.00            27,500.00          27,500.00
 9/ 2/94            46 PURCHASED          1.00                  0.00               -46.43              46.43
 9/ 6/94            12 PURCHASED          1.00                  0.00               -11.60              11.60

             TOTAL                                              0.00           966,582.83         966,582.83

              VICTORY PRIME OBLIGATIONS D
              ---------------------------

11/ 2/94            84 PURCHASED          1.00                  0.00               -84.46              84.46
11/ 9/94         8,113 SOLD               1.00                  0.00             8,112.58           8,112.58
11/10/94            44 PURCHASED          1.00                  0.00               -43.61              43.61
11/14/94        49,527 SOLD               1.00                  0.00            49,527.20          49,527.20
11/15/94        27,750 PURCHASED          1.00                  0.00           -27,750.25          27,750.25
11/17/94         1,493 PURCHASED          1.00                  0.00            -1,493.43           1,493.43
11/23/94            43 PURCHASED          1.00                  0.00               -42.90              42.90
12/ 1/94        29,852 SOLD               1.00                  0.00            29,852.22          29,852.22
12/ 2/94           149 PURCHASED          1.00                  0.00              -148.51             148.51
12/ 6/94         1,002 PURCHASED          1.00                  0.00            -1,002.19           1,002.19
12/12/94            44 PURCHASED          1.00                  0.00               -43.92              43.92
12/13/94           889 PURCHASED          1.00                  0.00              -889.39             889.39
12/14/94        27,883 PURCHASED          1.00                  0.00           -27,882.63          27,882.63
12/21/94            42 PURCHASED          1.00                  0.00               -41.98              41.98
12/28/94        30,000 SOLD               1.00                  0.00            30,000.00          30,000.00
12/30/94            42 PURCHASED          1.00                  0.00               -41.78              41.78

             TOTAL                                              0.00           176,957.05         176,957.05





                                      -16-

06967-026
PAGE 46
DIEBOLD INC SAL 401K- MNGD INC FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $3,483,726.76
                      ************************************

TRADE     SHARES/    BUY/                                       TRANSACTION                   HISTORICAL
DATE      PAR VALUE  SELL      DESCRIPTION                        EXPENSE            CASH           COST
                       JOHN MUIR
                ------------------------

 2/25/94        33,300  S SOCIETY PRIME OBLIGATIONS N/D                0.00      33,300.00     -33,300.00
 4/28/94        25,000  S SOCIETY PRIME OBLIGATIONS N/D                0.00      25,000.00     -25,000.00
 6/ 2/94        27,500  S SOCIETY PRIME OBLIGATIONS N/D                0.00      27,500.00     -27,500.00
 6/14/94        24,700  S SOCIETY PRIME OBLIGATIONS N/D                0.00      24,700.00     -24,700.00
 8/ 5/94       109,500  S SOCIETY PRIME OBLIGATIONS N/D                0.00     109,500.00    -109,500.00
 8/29/94        27,500  S SOCIETY PRIME OBLIGATIONS N/D                0.00      27,500.00     -27,500.00
 9/16/94        25,200  S VICTORY PRIME OBLIGATIONS N/D                0.00      25,200.00     -25,200.00
10/ 3/94        31,400  S VICTORY PRIME OBLIGATIONS N/D                0.00      31,400.00     -31,400.00





                                     -17-

06967-006
PAGE 58
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                      ************************************

TRADE       SHARES/     PURCHASE/    UNIT              TRANSACTION      PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE     SALE       PRICE               EXPENSE           PROCEEDS              COST
                     DIEBOLD INC
              ----------------------------

12/30/93      2,480 PURCHASED        60.34                148.80          -149,655.60         149,655.60
12/31/93      1,700 PURCHASED        60.56                102.00          -102,952.00         102,952.00
 1/14/94      2,567 PURCHASED        62.08                282.37          -159,359.36         159,359.36
 1/27/94      3,278 PURCHASED        56.06                196.68          -183,764.68         183,764.68
 2/14/94      4,091 PURCHASED        51.81                245.46          -211,954.71         211,954.71
 2/24/94      3,047 PURCHASED        35.56                182.82          -108,351.32         108,351.32
 3/ 3/94      1,906 PURCHASED        37.31                114.36           -71,112.86          71,112.86
 3/ 9/94      8,557 PURCHASED        37.69                513.42          -322,470.55         322,470.55
 3/14/94      5,155 PURCHASED        39.94                309.30          -205,864.93         205,864.93
 3/31/94      6,632 PURCHASED        36.56                397.92          -242,465.92         242,465.92
 4/28/94      7,615 PURCHASED        40.31                456.90          -306,960.65         306,960.65
 5/11/94        100 PURCHASED        40.41                  4.00            -4,041.50           4,041.50
 5/11/94      3,000 PURCHASED        40.16                120.00          -120,495.00         120,495.00
 5/12/94      2,200 PURCHASED        41.08                 88.00           -90,387.00          90,387.00
 5/13/94     10,200 PURCHASED        41.82                408.00          -426,604.80         426,604.80
 5/16/94      4,024 PURCHASED        43.10                160.96          -173,432.79         173,432.79
 6/ 1/94      2,595 PURCHASED        43.19                155.70          -112,065.08         112,065.08
 6/ 2/94      3,685 PURCHASED        44.13                221.10          -162,615.37         162,615.37
 6/13/94      6,838 PURCHASED        43.31                410.28          -296,153.78         296,153.78
 6/14/94        694 PURCHASED        43.68                 41.64           -30,317.39          30,317.39
 6/29/94      1,000 PURCHASED        44.18                 60.00           -44,185.00          44,185.00
 6/30/94      5,734 PURCHASED        43.65                344.04          -250,300.57         250,300.57
 8/ 4/94      8,162 PURCHASED        45.06                489.72          -367,779.72         367,779.72
 8/15/94        504 PURCHASED        46.59                 45.36           -23,481.36          23,481.36
 8/26/94     10,417 PURCHASED        45.42                416.68          -473,088.06         473,088.06
 9/15/94      5,603 PURCHASED        42.19                336.18          -236,362.56         236,362.56
 9/29/94      9,208 PURCHASED        41.52                552.48          -382,297.74         382,297.74
11/ 8/94     16,894 PURCHASED        44.44                675.76          -750,836.94         750,836.94
11/30/94     12,356 PURCHASED        42.16                494.24          -520,990.74         520,990.74





                                     -18-

06967-006
PAGE 59
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE       SHARES/      PURCHASE/       UNIT           TRANSACTION       PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE      SALE          PRICE            EXPENSE            PROCEEDS             COST
            TOTAL                                         7,974.17         6,530,347.98        6,530,347.98

             SOCIETY PRIME OBLIGATIONS N/D
           ----------------------------------

1/ 4/94        234 PURCHASED             1.00                 0.00              -234.18              234.18
1/ 6/94    149,656 SOLD                  1.00                 0.00           149,655.60          149,655.60
1/ 7/94    103,009 SOLD                  1.00                 0.00           103,009.33          103,009.33
1/14/94     56,538 PURCHASED             1.00                 0.00           -56,537.58           56,537.58
1/24/94     56,157 SOLD                  1.00                 0.00            56,156.50           56,156.50
1/28/94    183,448 PURCHASED             1.00                 0.00          -183,448.35          183,448.35
2/ 2/94        216 PURCHASED             1.00                 0.00              -215.90              215.90
2/ 3/94    183,765 SOLD                  1.00                 0.00           183,764.68          183,764.68
2/ 4/94        241 PURCHASED             1.00                 0.00              -241.44              241.44
2/ 7/94      4,696 PURCHASED             1.00                 0.00            -4,696.20            4,696.20
2/10/94     16,165 PURCHASED             1.00                 0.00           -16,165.23           16,165.23
2/14/94    205,496 PURCHASED             1.00                 0.00          -205,496.28          205,496.28
2/18/94        271 PURCHASED             1.00                 0.00              -271.48              271.48
2/22/94    212,319 SOLD                  1.00                 0.00           212,318.98          212,318.98
2/24/94        132 PURCHASED             1.00                 0.00              -131.50              131.50
2/25/94    164,465 PURCHASED             1.00                 0.00          -164,465.01          164,465.01
3/ 2/94        251 PURCHASED             1.00                 0.00              -251.36              251.36
3/ 4/94    108,351 SOLD                  1.00                 0.00           108,351.32          108,351.32
3/ 8/94        342 PURCHASED             1.00                 0.00              -341.51              341.51
3/ 9/94        451 SOLD                  1.00                 0.00               450.74              450.74
3/10/94    250,716 PURCHASED             1.00                 0.00          -250,716.39          250,716.39
3/15/94    206,490 PURCHASED             1.00                 0.00          -206,490.03          206,490.03
3/16/94    322,471 SOLD                  1.00                 0.00           322,470.55          322,470.55
3/18/94        751 PURCHASED             1.00                 0.00              -750.64              750.64
3/21/94    205,865 SOLD                  1.00                 0.00           205,864.93          205,864.93
3/31/94        276 PURCHASED             1.00                 0.00              -276.10              276.10
4/ 4/94    323,252 PURCHASED             1.00                 0.00          -323,252.49          323,252.49
4/ 7/94     17,726 PURCHASED             1.00                 0.00           -17,726.12           17,726.12
4/ 8/94    242,466 SOLD                  1.00                 0.00           242,465.92          242,465.92





                                     -19-

06967-006
PAGE 60
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE       SHARES/      PURCHASE/       UNIT            TRANSACTION       PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE      SALE          PRICE             EXPENSE            PROCEEDS              COST

4/15/94        243,139 PURCHASED         1.00                 0.00          -243,138.79          243,138.79
4/18/94          6,953 SOLD              1.00                 0.00             6,952.77            6,952.77
4/22/94          5,831 SOLD              1.00                 0.00             5,831.26            5,831.26
4/28/94        277,016 PURCHASED         1.00                 0.00          -277,015.73          277,015.73
4/29/94            514 PURCHASED         1.00                 0.00              -513.72              513.72
5/ 3/94            744 PURCHASED         1.00                 0.00              -743.51              743.51
5/ 5/94        306,961 SOLD              1.00                 0.00           306,960.65          306,960.65
5/11/94        235,714 PURCHASED         1.00                 0.00          -235,714.49          235,714.49
5/12/94        272,807 PURCHASED         1.00                 0.00          -272,807.37          272,807.37
5/13/94            138 PURCHASED         1.00                 0.00              -137.50              137.50
5/16/94            542 PURCHASED         1.00                 0.00              -541.80              541.80
5/18/94        124,537 SOLD              1.00                 0.00           124,536.50          124,536.50
5/19/94         90,387 SOLD              1.00                 0.00            90,387.00           90,387.00
5/20/94        422,860 SOLD              1.00                 0.00           422,860.28          422,860.28
5/23/94        172,714 SOLD              1.00                 0.00           172,714.44          172,714.44
5/24/94            755 PURCHASED         1.00                 0.00              -754.74              754.74
5/27/94            541 PURCHASED         1.00                 0.00              -541.43              541.43
6/ 1/94        273,415 PURCHASED         1.00                 0.00          -273,414.62          273,414.62
6/ 2/94          1,124 PURCHASED         1.00                 0.00            -1,123.99            1,123.99
6/ 9/94        274,680 SOLD              1.00                 0.00           274,680.45          274,680.45
6/10/94            321 PURCHASED         1.00                 0.00              -321.06              321.06
6/13/94         91,075 PURCHASED         1.00                 0.00           -91,074.94           91,074.94
6/14/94        234,901 PURCHASED         1.00                 0.00          -234,900.68          234,900.68
6/17/94         10,782 PURCHASED         1.00                 0.00           -10,782.00           10,782.00
6/20/94        296,154 SOLD              1.00                 0.00           296,153.78          296,153.78
6/21/94         30,317 SOLD              1.00                 0.00            30,317.39           30,317.39
6/23/94            272 PURCHASED         1.00                 0.00              -272.44              272.44
6/24/94         11,207 PURCHASED         1.00                 0.00           -11,207.07           11,207.07
6/30/94        271,259 PURCHASED         1.00                 0.00          -271,258.94          271,258.94
7/ 1/94         12,347 PURCHASED         1.00                 0.00           -12,347.42           12,347.42
7/ 5/94            497 PURCHASED         1.00                 0.00              -496.96              496.96
7/ 6/94             72 PURCHASED         1.00                 0.00               -72.20               72.20
7/ 7/94         43,891 SOLD              1.00                 0.00            43,890.93           43,890.93





                                      -20-

06967-006
PAGE 61 DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE       SHARES/      PURCHASE/        UNIT            TRANSACTION     PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE      SALE           PRICE             EXPENSE          PROCEEDS              COST
 7/ 8/94        250,022 SOLD              1.00                0.00          250,022.47          250,022.47
 7/12/94         11,795 PURCHASED         1.00                0.00          -11,794.50           11,794.50
 7/15/94        247,086 PURCHASED         1.00                0.00         -247,086.16          247,086.16
 7/22/94          2,966 PURCHASED         1.00                0.00           -2,966.05            2,966.05
 7/25/94            457 PURCHASED         1.00                0.00             -457.46              457.46
 7/29/94        276,351 PURCHASED         1.00                0.00         -276,351.34          276,351.34
 8/ 2/94            837 PURCHASED         1.00                0.00             -837.43              837.43
 8/ 3/94          9,585 PURCHASED         1.00                0.00           -9,584.80            9,584.80
 8/ 5/94        197,204 SOLD              1.00                0.00          197,203.72          197,203.72
 8/ 8/94          6,808 SOLD              1.00                0.00            6,808.46            6,808.46
 8/11/94        358,569 SOLD              1.00                0.00          358,569.03          358,569.03
 8/16/94        231,533 PURCHASED         1.00                0.00         -231,532.67          231,532.67
 8/22/94         23,481 SOLD              1.00                0.00           23,481.36           23,481.36
 8/23/94            325 PURCHASED         1.00                0.00             -325.43              325.43
 8/29/94        264,790 PURCHASED         1.00                0.00         -264,789.64          264,789.64
 8/30/94         10,263 PURCHASED         1.00                0.00          -10,263.17           10,263.17
 9/ 2/94        472,123 SOLD              1.00                0.00          472,123.28          472,123.28
 9/ 6/94            277 PURCHASED         1.00                0.00             -277.14              277.14
 9/ 7/94            966 PURCHASED         1.00                0.00             -966.14              966.14

            TOTAL                                             0.00        9,096,123.44        9,096,123.44

             VICTORY PRIME OBLIGATIONS D
             ---------------------------

11/ 2/94            914 PURCHASED         1.00                0.00              -913.78              913.78
11/ 9/94        280,126 PURCHASED         1.00                0.00          -280,125.51          280,125.51
11/10/94            544 PURCHASED         1.00                0.00              -544.32              544.32
11/14/94         53,333 SOLD              1.00                0.00            53,332.60           53,332.60
11/15/94        249,231 PURCHASED         1.00                0.00          -249,231.33          249,231.33
11/16/94            581 PURCHASED         1.00                0.00              -580.95              580.95
11/17/94        752,330 SOLD              1.00                0.00           752,330.37          752,330.37
11/21/94          2,623 PURCHASED         1.00                0.00            -2,623.32            2,623.32
11/23/94            493 PURCHASED         1.00                0.00              -492.75              492.75





                                     -21-

06967-006
PAGE 62
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE       SHARES/      PURCHASE/       UNIT            TRANSACTION        PURCHASE/SALE       HISTORICAL
DATE        PAR VALUE      SALE          PRICE             EXPENSE             PROCEEDS            COST
12/ 1/94       266,541 PURCHASED         1.00                 0.00          -266,540.90          266,540.90
12/ 2/94         1,810 PURCHASED         1.00                 0.00            -1,810.35            1,810.35
12/ 8/94       520,991 SOLD              1.00                 0.00           520,990.74          520,990.74
12/ 9/94       107,371 PURCHASED         1.00                 0.00          -107,371.22          107,371.22
12/12/94           520 PURCHASED         1.00                 0.00              -520.17              520.17
12/14/94       246,259 PURCHASED         1.00                 0.00          -246,258.62          246,258.62
12/19/94         1,358 PURCHASED         1.00                 0.00            -1,358.34            1,358.34
12/21/94           456 PURCHASED         1.00                 0.00              -455.98              455.98
12/30/94       274,111 PURCHASED         1.00                 0.00          -274,110.76          274,110.76

            TOTAL                                             0.00         2,759,592.01        2,759,592.01

               VICTORY PRIME OBLIGATIONS N/D
               -----------------------------

 9/ 9/94        97,994 PURCHASED         1.00                 0.00           -97,993.50           97,993.50
 9/15/94       236,811 PURCHASED         1.00                 0.00          -236,811.03          236,811.03
 9/22/94       236,363 SOLD              1.00                 0.00           236,362.56          236,362.56
 9/30/94       271,349 PURCHASED         1.00                 0.00          -271,348.72          271,348.72
10/ 4/94           564 PURCHASED         1.00                 0.00              -563.87              563.87
10/ 5/94           287 PURCHASED         1.00                 0.00              -286.59              286.59
10/ 6/94       382,298 SOLD              1.00                 0.00           382,297.74          382,297.74
10/13/94       246,764 PURCHASED         1.00                 0.00          -246,763.59          246,763.59
10/28/94       277,768 PURCHASED         1.00                 0.00          -277,767.95          277,767.95
11/ 1/94           200 PURCHASED         1.00                 0.00              -199.76              199.76

            TOTAL                                             0.00         1,750,395.31        1,750,395.31





                                       -22-

06967-006
PAGE 63
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94


                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE      SHARES/     BUY/                                    TRANSACTION                  HISTORICAL
DATE       PAR VALUE   SELL     DESCRIPTION                      EXPENSE           CASH           COST
                 GOLDMAN SACHS & CO
               --------------------------

 1/27/94       3,278  B DIEBOLD INC                                196.68    -183,764.68     183,764.68
 2/24/94       3,047  B DIEBOLD INC                                182.82    -108,351.32     108,351.32
 3/ 3/94       1,906  B DIEBOLD INC                                114.36     -71,112.86      71,112.86
 3/14/94       5,155  B DIEBOLD INC                                309.30    -205,864.93     205,864.93
 5/11/94         100  B DIEBOLD INC                                  4.00      -4,041.50       4,041.50
 5/11/94       3,000  B DIEBOLD INC                                120.00    -120,495.00     120,495.00
 5/12/94       2,200  B DIEBOLD INC                                 88.00     -90,387.00      90,387.00
 5/13/94      10,200  B DIEBOLD INC                                408.00    -426,604.80     426,604.80
 5/16/94       4,024  B DIEBOLD INC                                160.96    -173,432.79     173,432.79
 6/13/94       6,838  B DIEBOLD INC                                410.28    -296,153.78     296,153.78
 6/14/94         694  B DIEBOLD INC                                 41.64     -30,317.39      30,317.39
 8/26/94      10,417  B DIEBOLD INC                                416.68    -473,088.06     473,088.06
11/30/94      12,356  B DIEBOLD INC                                494.24    -520,990.74     520,990.74

                        TOTAL GOLDMAN SACHS & CO                 2,946.96   2,704,604.85

                  MCDONALD & CO
               --------------------------

 1/14/94       2,567 B DIEBOLD INC                                 282.37    -159,359.36     159,359.36
 3/ 9/94       8,557 B DIEBOLD INC                                 513.42    -322,470.55     322,470.55
 6/ 1/94       2,595 B DIEBOLD INC                                 155.70    -112,065.08     112,065.08
 6/ 2/94       3,685 B DIEBOLD INC                                 221.10    -162,615.37     162,615.37
 8/ 4/94       8,162 B DIEBOLD INC                                 489.72    -367,779.72     367,779.72
 9/15/94       5,603 B DIEBOLD INC                                 336.18    -236,362.56     236,362.56
11/ 8/94      16,894 B DIEBOLD INC                                 675.76    -750,836.94     750,836.94

                       TOTAL MCDONALD & CO                       2,674.25   2,111,489.58





                                     -23-

06967-006
PAGE 64
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/93 TO 12/31/94

                     SCHEDULE Of REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $14,088,180.50
                     *************************************

TRADE      SHARES/     BUY/                                    TRANSACTION                  HISTORICAL
DATE       PAR VALUE   SELL    DESCRIPTION                       EXPENSE           CASH           COST
                  MORGAN STANLEY & CO INC
                -----------------------------

12/30/93        2,480  B DIEBOLD INC                              148.80    -149,655.60     149,655.60
12/31/93        1,700  B DIEBOLD INC                              102.00    -102,952.00     102,952.00
 2/14/94        4,091  B DIEBOLD INC                              245.46    -211,954.71     211,954.71
 6/29/94        1,000  B DIEBOLD INC                               60.00     -44,185.00      44,185.00
 6/30/94        5,734  B DIEBOLD INC                              344.04    -250,300.57     250,300.57
 8/15/94          504  B DIEBOLD INC                               45.36     -23,481.36      23,481.36
 9/29/94        9,208  B DIEBOLD INC                              552.48    -382,297.74     382,297.74

                         TOTAL MORGAN STANLEY & CO INC          1,498.14   1,164,826.98





                                     -24-

06967-036
PAGE 45
DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/     PURCHASE/       UNIT            TRANSACTION        PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE     SALE          PRICE             EXPENSE             PROCEEDS              COST
                  FIDELITY GROWTH CO FD
               ---------------------------

11/30/94         6,587 PURCHASED        28.26                 0.00          -186,150.00          186,150.00
12/23/94         2,162 REINVESTED        0.00                 0.00           -57,977.42           57,977.42
12/16/94           295 PURCHASED        26.82                 0.00            -7,906.01            7,906.01
12/16/94         7,664 PURCHASED        26.82                 0.00          -205,556.29          205,556.29
12/27/94         3,163 PURCHASED        27.25                 0.00           -86,200.00           86,200.00
12/29/94         3,436 PURCHASED        27.36                 0.00           -94,000.00           94,000.00
12/30/93         2,824 PURCHASED        29.04                 0.00           -82,000.00           82,000.00
 1/ 7/94           202 PURCHASED        29.19                 0.00            -5,888.93            5,888.93
 1/ 7/94           538 PURCHASED        29.19                 0.00           -15,703.81           15,703.81
 1/14/94         2,710 PURCHASED        29.63                 0.00           -80,300.00           80,300.00
 1/27/94         3,637 PURCHASED        29.50                 0.00          -107,300.00          107,300.00
 2/14/94         3,791 PURCHASED        29.41                 0.00          -111,500.00          111,500.00
 2/25/94         3,962 PURCHASED        29.25                 0.00          -115,900.00          115,900.00
 3/14/94         2,793 PURCHASED        29.72                 0.00           -83,000.00           83,000.00
 3/31/94         3,270 PURCHASED        28.04                 0.00           -91,700.00           91,700.00
 4/28/94         3,374 PURCHASED        28.16                 0.00           -95,000.00           95,000.00
 5/12/94         5,350 PURCHASED        27.42                 0.00          -146,700.00          146,700.00
 6/ 2/94         3,762 PURCHASED        28.31                 0.00          -106,500.00          106,500.00
 6/14/94         3,053 PURCHASED        27.97                 0.00           -85,400.00           85,400.00
 6/30/94         3,787 PURCHASED        26.91                 0.00          -101,900.00          101,900.00
 8/ 5/94         5,516 PURCHASED        27.34                 0.00          -150,800.00          150,800.00
 8/15/94         3,061 PURCHASED        27.93                 0.00           -85,500.00           85,500.00
 8/29/94         3,368 PURCHASED        28.89                 0.00           -97,300.00           97,300.00
 9/16/94         2,933 PURCHASED        29.05                 0.00           -85,200.00           85,200.00
10/ 3/94         3,781 PURCHASED        28.27                 0.00          -106,900.00          106,900.00
11/ 8/94         1,760 PURCHASED        28.97                 0.00           -51,000.00           51,000.00

            TOTAL                                             0.00         2,443,282.46        2,443,282.46





                                     -25-

06967-036
PAGE 46
DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/      PURCHASE/       UNIT            TRANSACTION      PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE      SALE          PRICE             EXPENSE           PROCEEDS              COST
               SOCIETY PRIME OBLIGATIONS N/D
               -----------------------------

1/ 4/94              3 PURCHASED         1.00                 0.00                -3.05                3.05
1/10/94             56 PURCHASED         1.00                 0.00               -56.35               56.35
1/11/94            946 PURCHASED         1.00                 0.00              -946.07              946.07
1/14/94         79,270 PURCHASED         1.00                 0.00           -79,269.79           79,269.79
1/18/94         80,300 SOLD              1.00                 0.00            80,300.00           80,300.00
1/24/94             48 PURCHASED         1.00                 0.00               -48.26               48.26
1/28/94             16 SOLD              1.00                 0.00                15.80               15.80
2/ 2/94             26 PURCHASED         1.00                 0.00               -25.85               25.85
2/ 4/94             59 PURCHASED         1.00                 0.00               -59.14               59.14
2/10/94          1,993 PURCHASED         1.00                 0.00            -1,993.44            1,993.44
2/14/94        111,500 SOLD              1.00                 0.00           111,500.00          111,500.00
2/14/94        134,257 PURCHASED         1.00                 0.00          -134,256.58          134,256.58
2/18/94             45 PURCHASED         1.00                 0.00               -44.82               44.82
2/25/94         91,002 PURCHASED         1.00                 0.00           -91,001.94           91,001.94
2/25/94        115,900 SOLD              1.00                 0.00           115,900.00          115,900.00
3/ 2/94          6,049 PURCHASED         1.00                 0.00            -6,048.78            6,048.78
3/ 8/94             46 PURCHASED         1.00                 0.00               -45.65               45.65
3/15/94          6,115 SOLD              1.00                 0.00             6,115.31            6,115.31
3/18/94            476 PURCHASED         1.00                 0.00              -475.57              475.57
3/31/94             17 PURCHASED         1.00                 0.00               -16.56               16.56
4/ 4/94            502 SOLD              1.00                 0.00               501.82              501.82
4/ 7/94         13,295 PURCHASED         1.00                 0.00           -13,294.58           13,294.58
4/15/94         89,935 PURCHASED         1.00                 0.00           -89,934.75           89,934.75
4/18/94            108 PURCHASED         1.00                 0.00              -108.02              108.02
4/22/94         24,845 SOLD              1.00                 0.00            24,844.75           24,844.75
4/28/94         95,000 SOLD              1.00                 0.00            95,000.00           95,000.00
4/28/94        107,466 PURCHASED         1.00                 0.00          -107,466.41          107,466.41
4/29/94            112 PURCHASED         1.00                 0.00              -111.76              111.76
5/ 3/94            143 PURCHASED         1.00                 0.00              -143.20              143.20
5/11/94         85,201 PURCHASED         1.00                 0.00           -85,201.23           85,201.23
5/12/94         21,129 SOLD              1.00                 0.00            21,129.37           21,129.37





                                     -26-

06967-036
PAGE 47 DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/      PURCHASE/       UNIT            TRANSACTION        PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE      SALE          PRICE             EXPENSE             PROCEEDS             COST
5/12/94        146,700 SOLD              1.00                 0.00           146,700.00          146,700.00
5/13/94          7,836 SOLD              1.00                 0.00             7,835.84            7,835.84
5/16/94            124 PURCHASED         1.00                 0.00              -123.76              123.76
5/20/94            622 SOLD              1.00                 0.00               622.02              622.02
5/27/94            130 PURCHASED         1.00                 0.00              -129.84              129.84
6/ 1/94        106,131 PURCHASED         1.00                 0.00          -106,130.96          106,130.96
6/ 2/94            106 PURCHASED         1.00                 0.00              -105.99              105.99
6/ 2/94        106,500 SOLD              1.00                 0.00           106,500.00          106,500.00
6/10/94             11 PURCHASED         1.00                 0.00               -11.17               11.17
6/14/94         85,400 SOLD              1.00                 0.00            85,400.00           85,400.00
6/14/94         86,242 PURCHASED         1.00                 0.00           -86,242.10           86,242.10
6/23/94              4 PURCHASED         1.00                 0.00                -4.47                4.47
6/30/94        100,977 PURCHASED         1.00                 0.00          -100,977.13          100,977.13
7/ 1/94        101,900 SOLD              1.00                 0.00           101,900.00          101,900.00
7/ 5/94             24 PURCHASED         1.00                 0.00               -23.64               23.64
7/ 7/94              5 PURCHASED         1.00                 0.00                -5.43                5.43
7/12/94          2,450 PURCHASED         1.00                 0.00            -2,449.71            2,449.71
7/14/94            433 PURCHASED         1.00                 0.00              -432.66              432.66
7/15/94         88,940 PURCHASED         1.00                 0.00           -88,939.70           88,939.70
7/22/94            595 PURCHASED         1.00                 0.00              -594.51              594.51
7/25/94              8 PURCHASED         1.00                 0.00                -7.90                7.90
7/29/94        102,404 PURCHASED         1.00                 0.00          -102,404.34          102,404.34
8/ 2/94            205 PURCHASED         1.00                 0.00              -205.43              205.43
8/ 3/94          1,453 PURCHASED         1.00                 0.00            -1,453.42            1,453.42
8/ 5/94         45,683 SOLD              1.00                 0.00            45,683.11           45,683.11
8/ 5/94        150,800 SOLD              1.00                 0.00           150,800.00          150,800.00
8/ 8/94            122 SOLD              1.00                 0.00               122.21              122.21
8/16/94              6 PURCHASED         1.00                 0.00                -6.31                6.31
8/23/94              6 PURCHASED         1.00                 0.00                -5.91                5.91
8/29/94         97,300 SOLD              1.00                 0.00            97,300.00           97,300.00
8/29/94         97,360 PURCHASED         1.00                 0.00           -97,360.34           97,360.34
8/30/94          3,749 PURCHASED         1.00                 0.00            -3,749.08            3,749.08
9/ 2/94             86 PURCHASED         1.00                 0.00               -86.41               86.41





                                     -27-

06967-036
PAGE 48
DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/     PURCHASE/        UNIT            TRANSACTION       PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE     SALE           PRICE             EXPENSE            PROCEEDS             COST
 9/ 6/94             7 PURCHASED         1.00                 0.00                -6.74                6.74
 9/ 7/94           966 PURCHASED         1.00                 0.00              -966.13              966.13

             TOTAL                                            0.00         2,401,145.11        2,401,145.11

               VICTORY PRIME OBLIGATIONS D
               ------------------------------

11/ 2/94           293 PURCHASED         1.00                 0.00              -293.13              293.13
11/ 9/94       168,610 SOLD              1.00                 0.00           168,610.00          168,610.00
11/10/94           172 PURCHASED         1.00                 0.00              -172.25              172.25
11/14/94        31,271 SOLD              1.00                 0.00            31,271.00           31,271.00
11/15/94        85,435 PURCHASED         1.00                 0.00           -85,435.10           85,435.10
11/21/94         5,247 PURCHASED         1.00                 0.00            -5,246.64            5,246.64
11/23/94           183 PURCHASED         1.00                 0.00              -182.53              182.53
12/ 1/94        91,055 SOLD              1.00                 0.00            91,054.97           91,054.97
12/ 2/94           397 PURCHASED         1.00                 0.00              -396.71              396.71
12/12/94           201 PURCHASED         1.00                 0.00              -201.04              201.04
12/13/94           889 PURCHASED         1.00                 0.00              -889.39              889.39
12/14/94        84,029 PURCHASED         1.00                 0.00           -84,028.63           84,028.63
12/21/94           179 PURCHASED         1.00                 0.00              -179.35              179.35
12/23/94           506 PURCHASED         1.00                 0.00              -506.43              506.43
12/28/94        86,200 SOLD              1.00                 0.00            86,200.00           86,200.00
12/30/94        46,982 PURCHASED         1.00                 0.00           -46,981.75           46,981.75

            TOTAL                                             0.00           601,648.92          601,648.92

               VICTORY PRIME OBLIGATIONS N/D
               -----------------------------

 9/15/94        86,861 PURCHASED         1.00                 0.00           -86,860.62           86,860.62
 9/16/94        85,200 SOLD              1.00                 0.00            85,200.00           85,200.00
 9/30/94       103,234 PURCHASED         1.00                 0.00          -103,234.31          103,234.31
10/ 3/94       106,900 SOLD              1.00                 0.00           106,900.00          106,900.00
10/ 4/94            41 PURCHASED         1.00                 0.00               -41.01               41.01




                                     -28-

06967-036
PAGE 49
DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/     PURCHASE/         UNIT            TRANSACTION        PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE     SALE            PRICE             EXPENSE             PROCEEDS             COST
10/ 5/94          453 PURCHASED           1.00                 0.00              -452.85              452.85
10/13/94       85,594 PURCHASED           1.00                 0.00           -85,594.29           85,594.29
10/21/94       13,147 PURCHASED           1.00                 0.00           -13,147.47           13,147.47
10/28/94       97,525 PURCHASED           1.00                 0.00           -97,525.24           97,525.24

            TOTAL                                              0.00           578,955.79          578,955.79





                                     -29-

06967-036
PAGE 50
DIEBOLD INC SAL 401K- GROWTH FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $5,704,430.42
                      ************************************

TRADE       SHARES/     BUY/                                 TRANSACTION                   HISTORICAL
DATE        PAR VALUE   SELL     DESCRIPTION                   EXPENSE            CASH           COST
                      JOHN MUIR
            ----------------------------

 2/14/94    111,500  S SOCIETY PRIME OBLIGATIONS N/D              0.00      111,500.00    -111,500.00
 2/25/94    115,900  S SOCIETY PRIME OBLIGATIONS N/D              0.00      115,900.00    -115,900.00
 4/28/94     95,000  S SOCIETY PRIME OBLIGATIONS N/D              0.00       95,000.00     -95,000.00
 5/12/94    146,700  S SOCIETY PRIME OBLIGATIONS N/D              0.00      146,700.00    -146,700.00
 6/ 2/94    106,500  S SOCIETY PRIME OBLIGATIONS N/D              0.00      106,500.00    -106,500.00
 6/14/94     85,400  S SOCIETY PRIME OBLIGATIONS N/D              0.00       85,400.00     -85,400.00
 8/ 5/94    150,800  S SOCIETY PRIME OBLIGATIONS N/D              0.00      150,800.00    -150,800.00
 8/29/94     97,300  S SOCIETY PRIME OBLIGATIONS N/D              0.00       97,300.00     -97,300.00
 9/16/94     85,200  S VICTORY PRIME OBLIGATIONS N/D              0.00       85,200.00     -85,200.00
10/ 3/94    106,900  S VICTORY PRIME OBLIGATIONS N/D              0.00      106,900.00    -106,900.00





                                     -30-

06967-046
PAGE 41
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ***********************************

TRADE       SHARES/      PURCHASE/      UNIT            TRANSACTION        PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE      SALE         PRICE              EXPENSE            PROCEEDS              COST
           FIDELITY INSTL TR US EQUITY INDEX PF
           ------------------------------------

12/30/93         2,853 PURCHASED        17.35                  0.00           -49,500.00          49,500.00
 1/14/94         2,752 PURCHASED        17.59                  0.00           -48,400.00          48,400.00
 1/27/94         3,484 PURCHASED        17.68                  0.00           -61,600.00          61,600.00
 2/14/94         3,139 SOLD             17.46                  0.00            54,800.00          50,366.42
 2/25/94         3,031 PURCHASED        17.32                  0.00           -52,500.00          52,500.00
03/21/94         1,371 REINVESTED        0.00                  0.00           -23,649.02          23,649.02
 3/14/94         2,701 PURCHASED        17.29                  0.00           -46,700.00          46,700.00
 3/31/94         3,212 PURCHASED        16.50                  0.00           -53,000.00          53,000.00
 4/ 8/94           886 PURCHASED        16.50                  0.00           -14,626.45          14,626.45
 4/28/94         3,559 PURCHASED        16.58                  0.00           -59,000.00          59,000.00
 5/12/94        14,860 SOLD             16.42                  0.00           244,000.00         239,218.28
 6/ 2/94         3,123 PURCHASED        16.97                  0.00           -53,000.00          53,000.00
06/20/94         1,398 REINVESTED        0.00                  0.00           -23,648.24          23,648.24
 6/14/94         2,527 PURCHASED        16.94                  0.00           -42,800.00          42,800.00
 6/30/94         3,144 PURCHASED        16.41                  0.00           -51,600.00          51,600.00
 8/ 5/94           466 PURCHASED        16.96                  0.00            -7,900.00           7,900.00
 8/10/94         1,466 PURCHASED        17.05                  0.00           -25,000.00          25,000.00
 8/15/94         2,551 PURCHASED        17.09                  0.00           -43,600.00          43,600.00
 8/26/94         2,703 PURCHASED        17.57                  0.00           -47,500.00          47,500.00
 9/16/94         2,398 PURCHASED        17.39                  0.00           -41,700.00          41,700.00
10/ 3/94         2,917 PURCHASED        17.07                  0.00           -49,800.00          49,800.00
10/14/94         1,442 REINVESTED        0.00                  0.00           -25,073.78          25,073.78
11/ 8/94         2,816 PURCHASED        17.26                  0.00           -48,600.00          48,600.00
11/30/94         5,517 PURCHASED        16.84                  0.00           -92,900.00          92,900.00
12/27/94         2,550 PURCHASED        17.02                  0.00           -43,400.00          43,400.00

             TOTAL                                             0.00         1,304,297.49       1,295,082.19





                                     -31-

06967-046
PAGE 42
DIEBOLD INC SAL 401K- EQ INDEX FD
12/51/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ***********************************

TRADE       SHARES/      PURCHASE/       UNIT            TRANSACTION        PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE      SALE          PRICE             EXPENSE             PROCEEDS             COST
               SOCIETY PRIME OBLIGATIONS N/D
             ---------------------------------

1/ 3/94         49,500 SOLD              1.00                 0.00            49,500.00           49,500.00
1/ 4/94              8 PURCHASED         1.00                 0.00                -7.93                7.93
1/10/94             44 PURCHASED         1.00                 0.00               -43.82               43.82
1/11/94            946 PURCHASED         1.00                 0.00              -946.07              946.07
1/14/94         47,392 PURCHASED         1.00                 0.00           -47,392.35           47,392.35
1/18/94          1,512 PURCHASED         1.00                 0.00            -1,511.85            1,511.85
1/19/94         48,400 SOLD              1.00                 0.00            48,400.00           48,400.00
1/24/94             38 PURCHASED         1.00                 0.00               -37.96               37.96
1/28/94         60,116 PURCHASED         1.00                 0.00           -60,115.50           60,115.50
1/31/94         61,600 SOLD              1.00                 0.00            61,600.00           61,600.00
2/ 2/94             44 PURCHASED         1.00                 0.00               -43.79               43.79
2/ 4/94             42 PURCHASED         1.00                 0.00               -42.18               42.18
2/10/94            169 SOLD              1.00                 0.00               168.80              168.80
2/18/94          2,051 PURCHASED         1.00                 0.00            -2,050.75            2,050.75
2/22/94          1,996 SOLD              1.00                 0.00             1,995.58            1,995.58
2/25/94         52,500 SOLD              1.00                 0.00            52,500.00           52,500.00
2/25/94         52,501 PURCHASED         1.00                 0.00           -52,500.64           52,500.64
2/28/94         52,500 PURCHASED         1.00                 0.00           -52,500.00           52,500.00
3/ 1/94         52,500 SOLD              1.00                 0.00            52,500.00           52,500.00
3/ 2/94              5 PURCHASED         1.00                 0.00                -5.13                5.13
3/ 8/94             41 PURCHASED         1.00                 0.00               -41.39               41.39
3/15/94         46,651 PURCHASED         1.00                 0.00           -46,651.46           46,651.46
3/16/94         46,700 SOLD              1.00                 0.00            46,700.00           46,700.00
3/18/94             33 PURCHASED         1.00                 0.00               -33.07               33.07
3/31/94             33 PURCHASED         1.00                 0.00               -33.31               33.31
4/ 4/94             42 SOLD              1.00                 0.00                42.24               42.24
4/ 7/94         13,295 PURCHASED         1.00                 0.00           -13,294.58           13,294.58
4/15/94         44,793 PURCHASED         1.00                 0.00           -44,793.28           44,793.28
4/18/94             57 PURCHASED         1.00                 0.00               -57.09               57.09
4/28/94         51,425 PURCHASED         1.00                 0.00           -51,424.51           51,424.51
4/29/94             65 PURCHASED         1.00                 0.00               -65.35               65.35





                                     -32-

06967-046
PAGE 43
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ************************************

TRADE       SHARES/       PURCHASE/     UNIT             TRANSACTION        PURCHASE/SALE        HISTORICAL
DATE        PAR VALUE       SALE        PRICE              EXPENSE             PROCEEDS             COST
4/29/94         59,000 SOLD              1.00                 0.00            59,000.00           59,000.00
5/ 3/94             98 PURCHASED         1.00                 0.00               -97.86               97.86
5/11/94         43,085 PURCHASED         1.00                 0.00           -43,085.06           43,085.06
5/12/94         93,896 SOLD              1.00                 0.00            93,895.66           93,895.66
5/16/94          2,552 PURCHASED         1.00                 0.00            -2,551.76            2,551.76
5/20/94          2,505 SOLD              1.00                 0.00             2,504.77            2,504.77
5/27/94             65 PURCHASED         1.00                 0.00               -65.32               65.32
6/ 1/94         52,971 PURCHASED         1.00                 0.00           -52,971.10           52,971.10
6/ 2/94             59 PURCHASED         1.00                 0.00               -58.64               58.64
6/ 6/94         53,000 SOLD              1.00                 0.00            53,000.00           53,000.00
6/10/94             36 PURCHASED         1.00                 0.00               -36.49               36.49
6/14/94         42,717 PURCHASED         1.00                 0.00           -42,716.97           42,716.97
6/14/94         42,800 SOLD              1.00                 0.00            42,800.00           42,800.00
6/22/94          2,116 PURCHASED         1.00                 0.00            -2,115.60            2,115.60
6/23/94             27 PURCHASED         1.00                 0.00               -26.84               26.84
6/30/94         49,403 PURCHASED         1.00                 0.00           -49,402.77           49,402.77
7/ 5/94         51,565 SOLD              1.00                 0.00            51,565.16           51,565.16
7/ 7/94             27 PURCHASED         1.00                 0.00               -27.21               27.21
7/15/94         43,793 PURCHASED         1.00                 0.00           -43,793.40           43,793.40
7/25/94             70 PURCHASED         1.00                 0.00               -69.57               69.57
7/29/94         48,592 PURCHASED         1.00                 0.00           -48,592.23           48,592.23
8/ 2/94            119 PURCHASED         1.00                 0.00              -119.30              119.30
8/ 3/94         25,159 SOLD              1.00                 0.00            25,158.73           25,158.73
8/ 4/94          5,083 PURCHASED         1.00                 0.00            -5,083.42            5,083.42
8/ 5/94         39,464 SOLD              1.00                 0.00            39,463.75           39,463.75
8/ 8/94          7,900 SOLD              1.00                 0.00             7,900.00            7,900.00
8/12/94         25,000 SOLD              1.00                 0.00            25,000.00           25,000.00
8/16/94         43,369 PURCHASED         1.00                 0.00           -43,369.44           43,369.44
8/17/94         43,600 SOLD              1.00                 0.00            43,600.00           43,600.00
8/23/94             15 PURCHASED         1.00                 0.00               -14.73               14.73
8/29/94         47,500 SOLD              1.00                 0.00            47,500.00           47,500.00
8/29/94         47,521 PURCHASED         1.00                 0.00           -47,520.90           47,520.90
8/30/94            625 PURCHASED         1.00                 0.00              -624.85              624.85





                                     -33-

06967-046
PAGE 44
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ************************************

TRADE       SHARES/      PURCHASE/    UNIT            TRANSACTION      PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE      SALE       PRICE             EXPENSE           PROCEEDS              COST
 9/ 2/94         63 PURCHASED         1.00                 0.00              -62.54               62.54
 9/ 6/94          7 PURCHASED         1.00                 0.00               -6.74                6.74
 9/ 7/94        644 PURCHASED         1.00                 0.00             -644.09              644.09

            TOTAL                                          0.00        1,561,443.53        1,561,443.53

               VICTORY PRIME OBLIGATIONS D
               ---------------------------

11/ 2/94        164 PURCHASED         1.00                 0.00              -164.10              164.10
11/ 9/94     47,425 SOLD              1.00                 0.00            47,424.82           47,424.82
11/10/94     48,566 SOLD              1.00                 0.00            48,566.42           48,566.42
11/14/94      5,626 SOLD              1.00                 0.00            -5,626.20            5,626.20
11/15/94     41,435 PURCHASED         1.00                 0.00           -41,435.46           41,435.46
11/21/94      5,247 PURCHASED         1.00                 0.00            -5,246.64            5,246.64
11/23/94         31 PURCHASED         1.00                 0.00               -30.66               30.66
12/ 1/94     46,178 PURCHASED         1.00                 0.00           -46,177.92           46,177.92
12/ 2/94     92,700 SOLD              1.00                 0.00            92,699.51           92,699.51
12/12/94         34 PURCHASED         1.00                 0.00               -33.64               33.64
12/13/94      1,334 PURCHASED         1.00                 0.00            -1,334.07            1,334.07
12/14/94     41,813 PURCHASED         1.00                 0.00           -41,813.39           41,813.39
12/21/94         29 PURCHASED         1.00                 0.00               -29.27               29.27
12/29/94     43,400 SOLD              1.00                 0.00            43,400.00           43,400.00
12/30/94     45,236 PURCHASED         1.00                 0.00           -45,236.32           45,236.32

            TOTAL                                          0.00           419,218.42          419,218.42

               VICTORY PRIME OBLIGATIONS N/D
               -----------------------------

 9/15/94     41,785 PURCHASED         1.00                  0.00          -41,784.96           41,784.96
 9/16/94     41,700 SOLD              1.00                  0.00           41,700.00           41,700.00
 9/19/94     41,700 PURCHASED         1.00                  0.00          -41,700.00           41,700.00
 9/20/94     41,700 SOLD              1.00                  0.00           41,700.00           41,700.00
 9/30/94     51,194 PURCHASED         1.00                  0.00          -51,193.92           51,193.92





                                     -34-

06967-046
PAGE 45
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ************************************

TRADE       SHARES/     PURCHASE/        UNIT            TRANSACTION        PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE     SALE           PRICE             EXPENSE             PROCEEDS              COST
10/ 4/94            20 PURCHASED         1.00                 0.00               -20.02               20.02
10/ 5/94        49,347 SOLD              1.00                 0.00            49,347.15           49,347.15
10/13/94        42,218 PURCHASED         1.00                 0.00           -42,218.36           42,218.36
10/21/94         8,765 PURCHASED         1.00                 0.00            -8,764.98            8,764.98
10/28/94        47,229 PURCHASED         1.00                 0.00           -47,229.31           47,229.31

            TOTAL                                             0.00           365,658.70          365,658.70





                                     -35-

06967-046
PAGE 46
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $3,978,605.05
                      ************************************

TRADE     SHARES/     BUY/                                    TRANSACTION                  HISTORICAL
DATE      PAR VALUE   SELL     DESCRIPTION                      EXPENSE           CASH           COST
                       JOHN MUIR
             ---------------------------

 2/25/94     52,500  S SOCIETY PRIME OBLIGATIONS N/D              0.00       52,500.00     -52,500.00
 4/29/94     59,000  S SOCIETY PRIME OBLIGATIONS N/D              0.00       59,000.00     -59,000.00
 6/14/94     42,800  S SOCIETY PRIME OBLIGATIONS N/D              0.00       42,800.00     -42,800.00
 8/29/94     47,500  S SOCIETY PRIME OBLIGATIONS N/D              0.00       47,500.00     -47,500.00
 9/16/94     41,700  S VICTORY PRIME OBLIGATIONS N/D              0.00       41,700.00     -41,700.00





                                     -36-

06967-056
PAGE 44
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE       SHARES/       PURCHASE/    UNIT           TRANSACTION      PURCHASE/SALE         HISTORICAL
DATE        PAR VALUE       SALE       PRICE            EXPENSE           PROCEEDS              COST
                 FIDELITY BALANCED FUND
              ------------------------------

12/30/93       4,327 PURCHASED         13.38               0.00          -57,900.00           57,900.00
 1/14/94       4,115 PURCHASED         13.56               0.00          -55,800.00           55,800.00
 1/27/94       6,004 PURCHASED         13.59               0.00          -81,600.00           81,600.00
 2/14/94       9,326 PURCHASED         13.51               0.00         -126,000.00          126,000.00
 2/25/94       5,364 PURCHASED         13.46               0.00          -72,200.00           72,200.00
 3/14/94       4,042 PURCHASED         13.41               0.00          -54,200.00           54,200.00
03/25/94       3,036 REINVESTED         0.00               0.00          -40,347.95           40,347.95
 3/31/94       5,168 PURCHASED         12.83               0.00          -66,300.00           66,300.00
 4/28/94       5,901 PURCHASED         12.71               0.00          -75,000.00           75,000.00
 5/12/94      35,860 PURCHASED         12.61               0.00         -452,200.00          452,200.00
 6/ 2/94       6,176 PURCHASED         12.71               0.00          -78,500.00           78,500.00
06/16/94       2,593 REINVESTED         0.00               0.00          -32,985.89           32,985.89
 6/14/94       5,118 PURCHASED         12.72               0.00          -65,100.00           65,100.00
 6/30/94       6,038 PURCHASED         12.52               0.00          -75,600.00           75,600.00
 8/ 5/94       3,570 PURCHASED         12.80               0.00          -45,700.00           45,700.00
 8/10/94       2,089 PURCHASED         12.78               0.00          -26,700.00           26,700.00
 8/15/94       5,142 PURCHASED         12.70               0.00          -65,300.00           65,300.00
 8/29/94       5,642 PURCHASED         12.85               0.00          -72,500.00           72,500.00
09/08/94       2,794 REINVESTED         0.00               0.00          -35,703.24           35,703.24
 9/16/94       5,004 PURCHASED         12.71               0.00          -63,600.00           63,600.00
10/ 3/94       7,110 PURCHASED         12.68               0.00          -90,150.00           90,150.00
11/ 8/94      27,012 PURCHASED         12.45               0.00         -336,300.00          336,300.00
11/ 9/94      37,119 SOLD              12.46               0.00          462,500.00          477,741.24
11/30/94      10,331 PURCHASED         12.37               0.00         -127,800.00          127,800.00
12/15/94       3,023 REINVESTED         0.00               0.00          -37,065.11           37,065.11
12/27/94       5,028 PURCHASED         12.31               0.00          -61,900.00           61,900.00
12/29/94       5,289 PURCHASED         12.29               0.00          -65,000.00           65,000.00

            TOTAL                                          0.00        2,823,952.19        2,839,193.43





                                     -37-

06967-056
PAGE 45
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE      SHARES/        PURCHASE/     UNIT            TRANSACTION      PURCHASE/SALE    HISTORICAL
DATE       PAR VALUE        SALE        PRICE             EXPENSE           PROCEEDS         COST
             FIDELITY BALANCED FUND RECEIVABLE
             ---------------------------------

 5/12/94        452,200  SOLD           1.00                  0.00         452,200.00       452,200.00

             FIDELITY BALANCED FUND RECEIVABLE
             ---------------------------------

11/ 8/94        336,300  SOLD           1.00                  0.00         336,300.00       336,300.00

               SOCIETY PRIME OBLIGATIONS N/D
             ---------------------------------

 1/ 4/94              1  PURCHASED      1.00                  0.00              -0.50             0.50
 1/10/94             78  PURCHASED      1.00                  0.00             -77.87            77.87
 1/11/94            473  PURCHASED      1.00                  0.00            -473.04           473.04
 1/14/94         55,164  PURCHASED      1.00                  0.00         -55,163.93        55,163.93
 1/18/94         55,800  SOLD           1.00                  0.00          55,800.00        55,800.00
 1/24/94             70  PURCHASED      1.00                  0.00             -69.69            69.69
 1/28/94             39  SOLD           1.00                  0.00              39.12            39.12
 2/ 2/94             18  PURCHASED      1.00                  0.00             -17.93            17.93
 2/ 4/94             48  PURCHASED      1.00                  0.00             -47.79            47.79
 2/10/94         29,647  PURCHASED      1.00                  0.00         -29,646.84        29,646.84
 2/14/94         99,447  PURCHASED      1.00                  0.00         -99,447.24        99,447.24
 2/14/94        126,000  SOLD           1.00                  0.00         126,000.00       126,000.00
 2/15/94            844  PURCHASED      1.00                  0.00            -844.32           844.32
 2/18/94             76  PURCHASED      1.00                  0.00             -75.68            75.68
 2/24/94            466  PURCHASED      1.00                  0.00            -466.15           466.15
 2/25/94         67,640  PURCHASED      1.00                  0.00         -67,639.98        67,639.98
 2/25/94         72,200  SOLD           1.00                  0.00          72,200.00        72,200.00
 3/ 2/94             14  PURCHASED      1.00                  0.00             -13.56            13.56
 3/ 8/94             64  PURCHASED      1.00                  0.00             -64.18            64.18
 3/15/94             74  SOLD           1.00                  0.00              74.47            74.47
 3/18/94            695  PURCHASED      1.00                  0.00            -694.56           694.56





                                     -38-

06967-056
PAGE 46
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE      SHARES/        PURCHASE/     UNIT            TRANSACTION      PURCHASE/SALE      HISTORICAL
DATE       PAR VALUE        SALE        PRICE              EXPENSE          PROCEEDS            COST
3/31/94               49  PURCHASED      1.00                  0.00             -48.50            48.50
4/ 4/94              688  SOLD           1.00                  0.00             688.40           688.40
4/15/94           68,710  PURCHASED      1.00                  0.00         -68,709.96        68,709.96
4/18/94            2,948  SOLD           1.00                  0.00           2,948.05         2,948.05
4/28/94           75,000  SOLD           1.00                  0.00          75,000.00        75,000.00
4/28/94           83,485  PURCHASED      1.00                  0.00         -83,484.91        83,484.91
4/29/94              152  PURCHASED      1.00                  0.00            -151.55           151.55
5/ 3/94              100  PURCHASED      1.00                  0.00             -99.56            99.56
5/11/94           64,858  PURCHASED      1.00                  0.00         -64,857.79        64,857.79
5/12/94          324,108  PURCHASED      1.00                  0.00        -324,108.13       324,108.13
5/12/94          452,200  SOLD           1.00                  0.00         452,200.00       452,200.00
5/13/94           11,352  SOLD           1.00                  0.00          11,351.63        11,351.63
5/16/94               64  PURCHASED      1.00                  0.00             -64.10            64.10
5/25/94              222  PURCHASED      1.00                  0.00            -222.11           222.11
5/27/94              174  PURCHASED      1.00                  0.00            -173.76           173.76
6/ 1/94           78,065  PURCHASED      1.00                  0.00         -78,065.24        78,065.24
6/ 2/94               86  PURCHASED      1.00                  0.00             -86.16            86.16
6/ 2/94           78,500  SOLD           1.00                  0.00          78,500.00        78,500.00
6/10/94               94  PURCHASED      1.00                  0.00             -93.60            93.60
6/14/94           64,917  PURCHASED      1.00                  0.00         -64,916.58        64,916.58
6/14/94           65,100  SOLD           1.00                  0.00          65,100.00        65,100.00
6/23/94               78  PURCHASED      1.00                  0.00             -78.32            78.32
6/30/94           75,515  PURCHASED      1.00                  0.00         -75,514.93        75,514.93
7/ 1/94           75,600  SOLD           1.00                  0.00          75,600.00        75,600.00
7/ 5/94               16  PURCHASED      1.00                  0.00             -16.27            16.27
7/ 7/94               74  PURCHASED      1.00                  0.00             -73.83            73.83
7/15/94           66,178  PURCHASED      1.00                  0.00         -66,178.21        66,178.21
7/25/94               87  PURCHASED      1.00                  0.00             -87.12            87.12
7/29/94           75,400  PURCHASED      1.00                  0.00         -75,400.01        75,400.01
8/ 2/94              148  PURCHASED      1.00                  0.00            -147.60           147.60
8/ 3/94           26,641  SOLD           1.00                  0.00          26,640.73        26,640.73
8/ 4/94            5,083  PURCHASED      1.00                  0.00          -5,083.43         5,083.43
8/ 5/94           45,700  SOLD           1.00                  0.00          45,700.00        45,700.00





                                     -39-

06967-056
PAGE 47
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE      SHARES/        PURCHASE/      UNIT             TRANSACTION     PURCHASE/SALE      HISTORICAL
DATE       PAR VALUE        SALE         PRICE              EXPENSE          PROCEEDS           COST
 8/ 5/94          47,921  SOLD           1.00                   0.00         47,920.84        47,920.84
 8/11/94          26,700  SOLD           1.00                   0.00         26,700.00        26,700.00
 8/16/94              25  PURCHASED      1.00                   0.00            -24.82            24.82
 8/23/94              64  PURCHASED      1.00                   0.00            -64.41            64.41
 8/29/94          72,437  PURCHASED      1.00                   0.00        -72,436.83        72,436.83
 8/29/94          72,500  SOLD           1.00                   0.00         72,500.00        72,500.00
 8/30/94             625  PURCHASED      1.00                   0.00           -624.85           624.85
 9/ 2/94              75  PURCHASED      1.00                   0.00            -74.52            74.52
 9/ 6/94              72  PURCHASED      1.00                   0.00            -71.73            71.73
 9/ 7/94          13,755  PURCHASED      1.00                   0.00        -13,755.02        13,755.02

             TOTAL                                              0.00      2,484,420.35     2,484,420.35

               VICTORY PRIME OBLIGATIONS D
            --------------------------------

11/ 2/94             194  PURCHASED      1.00                   0.00           -194.18           194.18
11/ 9/94         132,042  SOLD           1.00                   0.00        132,042.15       132,042.15
11/14/94             202  PURCHASED      1.00                   0.00           -201.51           201.51
11/15/94          60,256  PURCHASED      1.00                   0.00        -60,256.36        60,256.36
11/23/94             159  PURCHASED      1.00                   0.00           -158.62           158.62
12/ 1/94          60,615  SOLD           1.00                   0.00         60,614.92        60,614.92
12/ 2/94             253  PURCHASED      1.00                   0.00           -252.85           252.85
12/12/94             175  PURCHASED      1.00                   0.00           -175.28           175.28
12/13/94           1,334  PURCHASED      1.00                   0.00         -1,334.08         1,334.08
12/14/94          60,021  PURCHASED      1.00                   0.00        -60,020.65        60,020.65
12/21/94             155  PURCHASED      1.00                   0.00           -155.45           155.45
12/28/94          61,900  SOLD           1.00                   0.00         61,900.00        61,900.00
12/30/94              27  PURCHASED      1.00                   0.00            -27.28            27.28

             TOTAL                                              0.00        377,333.33       377,333.33




                                     -40-

06967-056
PAGE 48
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE      SHARES/        PURCHASE/     UNIT            TRANSACTION     PURCHASE/SALE     HISTORICAL
DATE       PAR VALUE        SALE        PRICE             EXPENSE         PROCEEDS           COST
               VICTORY PRIME OBLIGATIONS N/D
            ----------------------------------

 9/15/94         65,286  PURCHASED      1.00                 0.00         -65,285.80       65,285.80
 9/16/94         63,600  SOLD           1.00                 0.00          63,600.00       63,600.00
 9/30/94         73,906  PURCHASED      1.00                 0.00         -73,906.39       73,906.39
10/ 3/94         90,150  SOLD           1.00                 0.00          90,150.00       90,150.00
10/ 4/94             60  PURCHASED      1.00                 0.00             -59.72           59.72
10/ 5/94            453  PURCHASED      1.00                 0.00            -452.85          452.85
10/13/94         61,386  PURCHASED      1.00                 0.00         -61,385.98       61,385.98
10/28/94         69,915  PURCHASED      1.00                 0.00         -69,915.35       69,915.35

              TOTAL                                          0.00         424,756.09      424,756.09





                                     -41-

06967-056
- -      PAGE 49
DIEBOLD INC SAL 401K- BALANCED FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $3,769,569.22
                      ************************************

TRADE       SHARES/     BUY/                                     TRANSACTION                   HISTORICAL
DATE        PAR VALUE   SELL       DESCRIPTION                      EXPENSE          CASH            COST
                       JOHN MUIR
              ----------------------------

2/14/94       126,000  S SOCIETY PRIME OBLIGATIONS N/D                0.00     126,000.00      -126,000.00
2/25/94        72,200  S SOCIETY PRIME OBLIGATIONS N/D                0.00      72,200.00       -72,200.00
4/28/94        75,000  S SOCIETY PRIME OBLIGATIONS N/D                0.00      75,000.00       -75,000.00
5/12/94       452,200  S SOCIETY PRIME OBLIGATIONS N/D                0.00     452,200.00      -452,200.00
6/ 2/94        78,500  S SOCIETY PRIME OBLIGATIONS N/D                0.00      78,500.00       -78,500.00
6/14/94        65,100  S SOCIETY PRIME OBLIGATIONS N/D                0.00      65,100.00       -65,100.00
8/ 5/94        45,700  S SOCIETY PRIME OBLIGATIONS N/D                0.00      45,700.00       -45,700.00
8/29/94        72,500  S SOCIETY PRIME OBLIGATIONS N/D                0.00      72,500.00       -72,500.00
9/16/94        63,600  S VICTORY PRIME OBLIGATIONS N/D                0.00      63,600.00       -63,600.00
10/ 3/94       90,150  S VICTORY PRIME OBLIGATIONS N/D                0.00      90,150.00       -90,150.00





                                     -42-

06967-066
PAGE 42
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ************************************

TRADE     SHARES/       PURCHASE/      UNIT               TRANSACTION      PURCHASE/SALE    HISTORICAL
DATE      PAR VALUE        SALE        PRICE                EXPENSE           PROCEEDS         COST
             FIDELITY INVEST GRADE BOND FUND
          -------------------------------------

12/30/93        5,196   PURCHASED      7.89                    0.00          -41,000.00       41,000.00
01/10/94        1,930   REINVESTED     0.00                    0.00          -15,228.15       15,228.15
 1/14/94        5,366   PURCHASED      7.92                    0.00          -42,500.00       42,500.00
 1/27/94        6,801   PURCHASED      7.94                    0.00          -54,000.00       54,000.00
02/08/94        1,973   REINVESTED     0.00                    0.00          -15,726.44       15,726.44
 2/14/94          981   SOLD           7.85                    0.00            7,700.00        7,274.99
 2/25/94        6,619   PURCHASED      7.66                    0.00          -50,700.00       50,700.00
03/09/94        1,948   REINVESTED     0.00                    0.00          -14,939.02       14,939.02
 3/14/94        5,817   PURCHASED      7.53                    0.00          -43,800.00       43,800.00
 3/31/94        6,230   PURCHASED      7.40                    0.00          -46,100.00       46,100.00
04/08/94        2,350   REINVESTED     0.00                    0.00          -17,391.44       17,391.44
 4/28/94        6,148   PURCHASED      7.32                    0.00          -45,000.00       45,000.00
05/06/94        2,367   REINVESTED     0.00                    0.00          -17,278.37       17,278.37
 5/12/94       17,762   SOLD           7.24                    0.00          128,600.00      131,815.59
06/07/94        2,321   REINVESTED     0.00                    0.00          -16,870.60       16,870.60
 6/ 2/94        6,223   PURCHASED      7.28                    0.00          -45,300.00       45,300.00
 6/ 3/94          549   PURCHASED      7.19                    0.00           -3,948.90        3,948.90
 6/ 3/94        6,041   PURCHASED      7.19                    0.00          -43,437.94       43,437.94
 6/14/94        5,272   PURCHASED      7.17                    0.00          -37,800.00       37,800.00
 6/30/94        7,016   PURCHASED      7.07                    0.00          -49,600.00       49,600.00
07/07/94        2,328   REINVESTED     0.00                    0.00          -16,458.75       16,458.75
08/04/94        2,408   REINVESTED     0.00                    0.00          -17,192.28       17,192.28
 8/ 4/94          964   SOLD           7.16                    0.00            6,900.00        7,133.06
 8/10/94        5,070   PURCHASED      7.10                    0.00          -36,000.00       36,000.00
 8/15/94        5,239   PURCHASED      7.10                    0.00          -37,200.00       37,200.00
 8/29/94        5,885   PURCHASED      7.12                    0.00          -41,900.00       41,900.00
09/08/94        2,488   REINVESTED     0.00                    0.00          -17,715.96       17,715.96
 9/16/94        5,170   PURCHASED      7.04                    0.00          -36,400.00       36,400.00
10/ 3/94        6,314   PURCHASED      7.00                    0.00          -44,200.00       44,200.00
10/07/94        2,519   REINVESTED     0.00                    0.00          -17,681.61       17,681.61





                                     -43-

06967-066
PAGE 43
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ***********************************

TRADE     SHARES/        PURCHASE/       UNIT             TRANSACTION       PURCHASE/SALE     HISTORICAL
DATE      PAR VALUE        SALE          PRICE              EXPENSE           PROCEEDS           COST
11/ 8/94         26,469   PURCHASED      6.91                   0.00         -182,900.00       182,900.00
11/ 9/94         34,719   SOLD           6.93                   0.00          240,600.00       255,243.96
11/22/94          2,733   REINVESTED     0.00                   0.00          -18,994.50        18,994.50
11/30/94         10,476   PURCHASED      6.93                   0.00          -72,600.00        72,600.00
12/08/94          2,668   REINVESTED     0.00                   0.00          -18,491.05        18,491.05
12/27/94          5,204   PURCHASED      6.86                   0.00          -35,700.00        35,700.00
12/29/94          5,510   PURCHASED      6.86                   0.00          -37,800.00        37,800.00

          TOTAL                                                 0.00        1,615,655.01     1,633,322.61

           FIDELITY INVESTMENT GRADE BD FD REC
         ---------------------------------------

11 /8/94        182,900   SOLD           1.00                   0.00          182,900.00       182,900.00

               SOCIETY PRIME OBLIGATIONS N/D
            -----------------------------------

 1/ 4/94              1   PURCHASED      1.00                   0.00               -0.52             0.52
 1/10/94             16   PURCHASED      1.00                   0.00              -15.97            15.97
 1/13/94          3,543   PURCHASED      1.00                   0.00           -3,542.50         3,542.50
 1/14/94         38,963   PURCHASED      1.00                   0.00          -38,963.35        38,963.35
 1/18/94         42,500   SOLD           1.00                   0.00           42,500.00        42,500.00
 1/24/94             14   PURCHASED      1.00                   0.00              -13.57            13.57
 1/28/94              4   PURCHASED      1.00                   0.00               -3.92             3.92
 2/ 2/94             14   PURCHASED      1.00                   0.00              -13.91            13.91
 2/ 4/94             15   PURCHASED      1.00                   0.00              -14.53            14.53
 2/10/94            114   SOLD           1.00                   0.00              113.85           113.85
 2/18/94          3,952   PURCHASED      1.00                   0.00           -3,951.85         3,951.85
 2/25/94         46,801   PURCHASED      1.00                   0.00          -46,800.75        46,800.75
 2/25/94         50,700   SOLD           1.00                   0.00           50,700.00        50,700.00
 3/ 2/94          6,028   PURCHASED      1.00                   0.00           -6,027.57         6,027.57
 3/ 8/94             16   PURCHASED      1.00                   0.00              -16.08            16.08
 3/15/94          6,010   SOLD           1.00                   0.00          - 6,009.97         6,009.97





                                     -44-

06967-066
PAGE 44
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ************************************

TRADE     SHARES/      PURCHASE/       UNIT             TRANSACTION     PURCHASE/SALE     HISTORICAL
DATE      PAR VALUE      SALE          PRICE              EXPENSE          PROCEEDS          COST
3/18/94           649  PURCHASED        1.00                0.00             -649.17          649.17
3/31/94             9  PURCHASED        1.00                0.00               -8.66            8.66
4/ 4/94           729  SOLD             1.00                0.00              729.46          729.46
4/15/94        39,968  PURCHASED        1.00                0.00          -39,968.39       39,968.39
4/18/94         2,978  SOLD             1.00                0.00            2,977.86        2,977.86
4/28/94        45,000  SOLD             1.00                0.00           45,000.00       45,000.00
4/28/94        46,852  PURCHASED        1.00                0.00          -46,852.16       46,852.16
4/29/94            79  PURCHASED        1.00                0.00              -78.97           78.97
5/ 3/94            56  PURCHASED        1.00                0.00              -55.52           55.52
5/11/94        37,667  PURCHASED        1.00                0.00          -37,667.49       37,667.49
5/12/94        76,659  SOLD             1.00                0.00           76,659.32       76,659.32
5/20/94           181  PURCHASED        1.00                0.00             -180.92          180.92
5/27/94            83  PURCHASED        1.00                0.00              -82.90           82.90
6/ 1/94        45,063  PURCHASED        1.00                0.00          -45,063.23       45,063.23
6/ 2/94            45  PURCHASED        1.00                0.00              -44.90           44.90
6/ 2/94        45,300  SOLD             1.00                0.00           45,300.00       45,300.00
6/10/94            35  PURCHASED        1.00                0.00              -34.62           34.62
6/14/94        37,731  PURCHASED        1.00                0.00          -37,731.00       37,731.00
6/14/94        37,800  SOLD             1.00                0.00           37,800.00       37,800.00
6/22/94         6,347  PURCHASED        1.00                0.00           -6,346.79        6,346.79
6/23/94            24  PURCHASED        1.00                0.00              -24.26           24.26
6/30/94        43,245  PURCHASED        1.00                0.00          -43,244.78       43,244.78
7/ 1/94        49,600  SOLD             1.00                0.00           49,600.00       49,600.00
7/ 5/94            15  PURCHASED        1.00                0.00              -15.38           15.38
7/ 7/94            20  PURCHASED        1.00                0.00              -19.54           19.54
7/15/94        37,975  PURCHASED        1.00                0.00          -37,975.42       37,975.42
7/25/94            26  PURCHASED        1.00                0.00              -26.38           26.38
7/29/94        42,589  PURCHASED        1.00                0.00          -42,589.18       42,589.18
8/ 2/94            85  PURCHASED        1.00                0.00              -84.61           84.61
8/ 3/94        29,498  SOLD             1.00                0.00           29,497.65       29,497.65
8/ 4/94         7,625  PURCHASED        1.00                0.00           -7,625.14        7,625.14
8/ 5/94        36,363  SOLD             1.00                0.00           36,362.61       36,362.61
8/ 8/94        13,546  PURCHASED        1.00                0.00          -13,545.69       13,545.69





                                     -45-

06967-066
PAGE 45
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ************************************

TRADE     SHARES/        PURCHASE/      UNIT               TRANSACTION       PURCHASE/SALE      HISTORICAL
DATE      PAR VALUE        SALE         PRICE                EXPENSE            PROCEEDS           COST
8/11/94         36,000   SOLD           1.00                    0.00          36,000.00          36,000.00
8/16/94             24   PURCHASED      1.00                    0.00             -23.66              23.66
8/23/94             24   PURCHASED      1.00                    0.00             -23.52              23.52
8/29/94         41,868   PURCHASED      1.00                    0.00         -41,867.58          41,867.58
8/29/94         41,900   SOLD           1.00                    0.00          41,900.00          41,900.00
9/ 2/94             49   PURCHASED      1.00                    0.00             -49.10              49.10
9/ 6/94             16   PURCHASED      1.00                    0.00             -16.45              16.45

          TOTAL                                                 0.00       1,002,410.65       1,002,410.65

             VICTORY PRIME OBLIGATIONS D
          ---------------------------------

11/ 2/94           109   PURCHASED      1.00                    0.00            -109.37             109.37
11/ 9/94        75,950   SOLD           1.00                    0.00          75,950.44          75,950.44
11/14/94           128   PURCHASED      1.00                    0.00            -128.12             128.12
11/15/94        34,473   PURCHASED      1.00                    0.00         -34,472.90          34,472.90
11/23/94            55   PURCHASED      1.00                    0.00             -54.61              54.61
12/ 1/94        34,652   SOLD           1.00                    0.00          34,652.27          34,652.27
12/ 2/94           145   PURCHASED      1.00                    0.00            -145.06             145.06
12/ 6/94           401   PURCHASED      1.00                    0.00            -400.87             400.87
12/12/94            59   PURCHASED      1.00                    0.00             -59.15              59.15
12/14/94        35,063   PURCHASED      1.00                    0.00         -35,062.54          35,062.54
12/21/94            57   PURCHASED      1.00                    0.00             -56.51              56.51
12/28/94        35,700   SOLD           1.00                    0.00          35,700.00          35,700.00
12/30/94            19   PURCHASED      1.00                    0.00             -18.83              18.83

          TOTAL                                                 0.00         216,810.67         216,810.67





                                     -46-

06967-066
PAGE 46
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ************************************

TRADE     SHARES/        PURCHASE/     UNIT               TRANSACTION       PURCHASE/SALE     HISTORICAL
DATE      PAR VALUE        SALE        PRICE                EXPENSE           PROCEEDS           COST
               VICTORY PRIME OBLIGATIONS N/D
            ----------------------------------

 9/15/94        36,805   PURCHASED      1.00                   0.00          -36,805.39        36,805.39
 9/16/94        36,400   SOLD           1.00                   0.00           36,400.00        36,400.00
 9/19/94         1,183   PURCHASED      1.00                   0.00           -1,183.38         1,183.38
 9/30/94        42,477   PURCHASED      1.00                   0.00          -42,476.67        42,476.67
10/ 3/94        44,200   SOLD           1.00                   0.00           44,200.00        44,200.00
10/ 4/94            12   PURCHASED      1.00                   0.00              -12.09            12.09
10/ 5/94           226   PURCHASED      1.00                   0.00             -226.42           226.42
10/13/94        35,116   PURCHASED      1.00                   0.00          -35,115.64        35,115.64
10/28/94        40,467   PURCHASED      1.00                   0.00          -40,466.69        40,466.69

          TOTAL                                                0.00          236,886.28       236,886.28





                                     -47-

06967-066
PAGE 47
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                 COMPUTED ON A 12/31/93 VALUE OF $2,821,056.03
                      ************************************

TRADE      SHARES/      BUY/                                     TRANSACTION                    HISTORICAL
DATE       PAR VALUE    SELL    DESCRIPTION                         EXPENSE          CASH             COST
                      JOHN MUIR
                ---------------------------

 2/25/94        50,700  S SOCIETY PRIME OBLIGATIONS N/D              0.00       50,700.00        -50,700.00
 4/28/94        45,000  S SOCIETY PRIME OBLIGATIONS N/D              0.00       45,000.00        -45,000.00
 6/ 2/94        45,300  S SOCIETY PRIME OBLIGATIONS N/D              0.00       45,300.00        -45,300.00
 6/14/94        37,800  S SOCIETY PRIME OBLIGATIONS N/D              0.00       37,800.00        -37,800.00
 8/29/94        41,900  S SOCIETY PRIME OBLIGATIONS N/D              0.00       41,900.00        -41,900.00
 9/16/94        36,400  S VICTORY PRIME OBLIGATIONS N/D              0.00       36,400.00        -36,400.00
10/ 3/94        44,200  S VICTORY PRIME OBLIGATIONS N/D              0.00       44,200.00        -44,200.00





                                     -48-

06967-076
PAGE 27
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/93 VALUE OF $763,524.75
                       **********************************

TRADE     SHARES/        PURCHASE/     UNIT             TRANSACTION        PURCHASE/SALE     HISTORICAL
DATE      PAR VALUE        SALE        PRICE               EXPENSE            PROCEEDS          COST
           FIDELITY MONEY MKT TR RET GOVT M-MKT
         ----------------------------------------

01/10/94        1,819   REINVESTED     0.00                   0.00           -1,818.55         1,818.55
 1/14/94       11,844   PURCHASED      1.00                   0.00          -11,844.44        11,844.44
 1/27/94       12,571   PURCHASED      1.00                   0.00          -12,570.65        12,570.65
02/08/94        1,866   REINVESTED     0.00                   0.00           -1,866.42         1,866.42
 2/14/94        9,900   SOLD           1.00                   0.00            9,900.00         9,900.00
 2/25/94       17,533   PURCHASED      1.00                   0.00          -17,533.19        17,533.19
03/09/94        1,771   REINVESTED     0.00                   0.00           -1,770.57         1,770.57
 3/14/94        8,567   PURCHASED      1.00                   0.00           -8,566.69         8,566.69
 3/31/94       12,987   PURCHASED      1.00                   0.00          -12,986.99        12,986.99
04/08/94        2,083   REINVESTED     0.00                   0.00           -2,082.99         2,082.99
 4/28/94       10,000   PURCHASED      1.00                   0.00          -10,000.00        10,000.00
05/06/94        2,209   REINVESTED     0.00                   0.00           -2,208.74         2,208.74
 5/12/94      155,100   SOLD           1.00                   0.00          155,100.00       155,100.00
 6/ 2/94        9,038   PURCHASED      1.00                   0.00           -9,037.50         9,037.50
06/07/94        2,223   REINVESTED     0.00                   0.00           -2,223.45         2,223.45
 6/14/94        8,931   PURCHASED      1.00                   0.00           -8,930.72         8,930.72
 6/30/94       11,365   PURCHASED      1.00                   0.00          -11,364.75        11,364.75
07/07/94        2,161   REINVESTED     0.00                   0.00           -2,160.70         2,160.70
08/04/94        2,385   REINVESTED     0.00                   0.00           -2,384.73         2,384.73
 8/ 4/94        2,300   SOLD           1.00                   0.00            2,300.00         2,300.00
 8/10/94       16,500   PURCHASED      1.00                   0.00          -16,500.00        16,500.00
 8/15/94        8,705   PURCHASED      1.00                   0.00           -8,704.66         8,704.66
 8/29/94        9,215   PURCHASED      1.00                   0.00           -9,214.50         9,214.50
09/08/94        2,543   REINVESTED     0.00                   0.00           -2,542.93         2,542.93
 9/16/94        8,846   PURCHASED      1.00                   0.00           -8,846.06         8,846.06
10/ 3/94       11,338   PURCHASED      1.00                   0.00          -11,338.16        11,338.16
10/07/94        2,689   REINVESTED     0.00                   0.00           -2,688.80         2,688.80
11/ 8/94       25,434   PURCHASED      1.00                   0.00          -25,433.95        25,433.95
11/22/94        2,967   REINVESTED     0.00                   0.00           -2,966.57         2,966.57
11/30/94       18,545   PURCHASED      1.00                   0.00          -18,544.68        18,544.68





                                     -49-

06967-076
PAGE 28
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/93 VALUE OF $763,524.75
                       **********************************

TRADE     SHARES/        PURCHASE/       UNIT             TRANSACTION          PURCHASE/SALE    HISTORICAL
DATE      PAR VALUE        SALE          PRICE               EXPENSE              PROCEEDS         COST
12/08/94          3,210   REINVESTED     0.00                    0.00          -3,209.53         3,209.53
12/27/94          9,973   PURCHASED      1.00                    0.00          -9,972.97         9,972.97
12/29/94          9,355   PURCHASED      1.00                    0.00          -9,354.86         9,354.86

          TOTAL                                                  0.00         415,968.75       415,968.75

               SOCIETY PRIME OBLIGATIONS N/D
            -----------------------------------

 1/10/94             38   PURCHASED      1.00                    0.00             -38.09            38.09
 1/14/94         11,806   PURCHASED      1.00                    0.00         -11,806.35        11,806.35
 1/18/94         11,844   SOLD           1.00                    0.00          11,844.44        11,844.44
 1/24/94             33   PURCHASED      1.00                    0.00             -33.44            33.44
 1/28/94             33   SOLD           1.00                    0.00              33.44            33.44
 2/ 2/94              4   PURCHASED      1.00                    0.00              -3.76             3.76
 2/ 4/94             44   PURCHASED      1.00                    0.00             -43.83            43.83
 2/10/94             48   SOLD           1.00                    0.00              47.59            47.59
 2/18/94          5,451   PURCHASED      1.00                    0.00          -5,450.77         5,450.77
 2/25/94         12,082   PURCHASED      1.00                    0.00         -12,082.42        12,082.42
 2/25/94         17,533   SOLD           1.00                    0.00          17,533.19        17,533.19
 3/ 2/94              3   PURCHASED      1.00                    0.00              -3.16             3.16
 3/ 8/94             28   PURCHASED      1.00                    0.00             -27.76            27.76
 3/ 9/94             31   SOLD           1.00                    0.00              30.92            30.92
 3/18/94             31   PURCHASED      1.00                    0.00             -30.81            30.81
 3/31/94             10   PURCHASED      1.00                    0.00             -10.03            10.03
 4/ 4/94             41   SOLD           1.00                    0.00              40.84            40.84
 4/15/94          8,967   PURCHASED      1.00                    0.00          -8,966.75         8,966.75
 4/18/94          2,567   SOLD           1.00                    0.00           2,566.58         2,566.58
 4/28/94          9,165   PURCHASED      1.00                    0.00          -9,165.18         9,165.18
 4/29/94          9,972   SOLD           1.00                    0.00           9,971.89         9,971.89
 5/ 3/94             11   PURCHASED      1.00                    0.00             -10.74            10.74
 5/11/94          8,962   PURCHASED      1.00                    0.00          -8,961.98         8,961.98
 5/12/94         14,566   SOLD           1.00                    0.00          14,566.18        14,566.18
 5/16/94              2   PURCHASED      1.00                    0.00              -1.69             1.69





                                     -50-

06967-076
PAGE 29
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/93 VALUE OF $763,524.75
                       **********************************

TRADE   SHARES/     PURCHASE/       UNIT            TRANSACTION     PURCHASE/SALE    HISTORICAL
DATE    PAR VALUE     SALE          PRICE             EXPENSE          PROCEEDS          COST
 5/27/94       31  PURCHASED        1.00                0.00             -31.12           31.12
 6/ 1/94    9,005  PURCHASED        1.00                0.00          -9,004.69        9,004.69
 6/ 2/94        7  PURCHASED        1.00                0.00              -6.75            6.75
 6/ 3/94    9,038  SOLD             1.00                0.00           9,037.50        9,037.50
 6/10/94        1  PURCHASED        1.00                0.00              -0.82            0.82
 6/14/94    8,923  PURCHASED        1.00                0.00          -8,923.15        8,923.15
 6/15/94    8,931  SOLD             1.00                0.00           8,930.72        8,930.72
 6/22/94    2,116  PURCHASED        1.00                0.00          -2,115.60        2,115.60
 6/30/94    9,249  PURCHASED        1.00                0.00          -9,249.15        9,249.15
 7/ 1/94   11,365  SOLD             1.00                0.00          11,364.75       11,364.75
 7/ 5/94        6  PURCHASED        1.00                0.00              -5.76            5.76
 7/14/94      433  PURCHASED        1.00                0.00            -432.66          432.66
 7/15/94    9,002  PURCHASED        1.00                0.00          -9,001.51        9,001.51
 7/29/94    9,348  PURCHASED        1.00                0.00          -9,347.81        9,347.81
 8/ 2/94       21  PURCHASED        1.00                0.00             -20.57           20.57
 8/ 3/94    6,614  SOLD             1.00                0.00           6,614.20        6,614.20
 8/ 5/94    7,903  SOLD             1.00                0.00           7,903.39        7,903.39
 8/ 8/94   12,269  PURCHASED        1.00                0.00         -12,268.54       12,268.54
 8/11/94   16,500  SOLD             1.00                0.00          16,500.00       16,500.00
 8/16/94       59  SOLD             1.00                0.00              59.26           59.26
 8/29/94    9,215  PURCHASED        1.00                0.00          -9,214.50        9,214.50
 8/30/94    9,215  SOLD             1.00                0.00           9,214.50        9,214.50
 9/ 2/94       15  PURCHASED        1.00                0.00             -14.72           14.72

              TOTAL                                     0.00         252,533.50      252,533.50

                  VICTORY PRIME OBLIGATIONS D
               --------------------------------

11/ 2/94       29  PURCHASED        1.00                0.00             -28.72           28.72
11/ 9/94   16,271  SOLD             1.00                0.00          16,270.67       16,270.67
11/10/94        7  PURCHASED        1.00                0.00              -7.35            7.35
11/14/94    2,625  SOLD             1.00                0.00           2,624.66        2,624.66
11/15/94    9,236  PURCHASED        1.00                0.00          -9,236.03        9,236.03





                                     -51-

06967-076
PAGE 30
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/93 TO 12/31/94

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/93 VALUE OF $763,524.75
                       *********************************

TRADE       SHARES/       PURCHASE/     UNIT            TRANSACTION      PURCHASE/SALE    HISTORICAL
DATE        PAR VALUE      SALE         PRICE              EXPENSE          PROCEEDS        COST
11/23/94            7  PURCHASED        1.00                 0.00              -7.35            7.35
12/ 1/94        9,251  SOLD             1.00                 0.00           9,250.73        9,250.73
12/ 2/94           39  PURCHASED        1.00                 0.00             -38.97           38.97
12/ 6/94          601  PURCHASED        1.00                 0.00            -601.31          601.31
12/12/94            8  PURCHASED        1.00                 0.00              -7.70            7.70
12/14/94        9,318  PURCHASED        1.00                 0.00          -9,317.64        9,317.64
12/21/94            7  PURCHASED        1.00                 0.00              -7.35            7.35
12/28/94        9,973  SOLD             1.00                 0.00           9,972.97        9,972.97

              TOTAL                                          0.00          57,371.45       57,371.45

               VICTORY PRIME OBLIGATIONS N/D
             ---------------------------------

 9/15/94        8,846  PURCHASED        1.00                 0.00          -8,846.06        8,846.06
 9/16/94        8,846  SOLD             1.00                 0.00           8,846.00        8,846.00
 9/19/94        1,775  PURCHASED        1.00                 0.00          -1,775.01        1,775.01
 9/30/94        9,548  PURCHASED        1.00                 0.00          -9,548.37        9,548.37
10/ 3/94       11,338  SOLD             1.00                 0.00          11,338.16       11,338.16
10/ 4/94            5  PURCHASED        1.00                 0.00              -4.63            4.63
10/ 5/94          226  PURCHASED        1.00                 0.00            -226.43          226.43
10/13/94        9,273  PURCHASED        1.00                 0.00          -9,273.03        9,273.03
10/28/94        9,363  PURCHASED        1.00                 0.00          -9,362.52        9,362.52

              TOTAL                                          0.00          59,220.21       59,220.21





                                     -52-

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                                      DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                                      -----------------------------------------
                                                      (Name of Plan)





Date:  June 26, 1995                          By:/s/ Gerald F. Morris
                                                -------------------------------
                                                  Gerald F. Morris
                                                  Executive Vice President
                                                  and Chief Financial Officer
                                                  (Principal Accounting
                                                  and Financial Officer)

                             DIEBOLD, INCORPORATED

                                   FORM 11-K

                               INDEX TO EXHIBITS



EXHIBIT NO.                                                PAGE NO.
- -----------                                                --------

      23.    Consent of Independent Auditors                  55





                                      -54-